UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 26, 2011

To the Stockholders of
Federal Signal Corporation:

The Annual Meeting of Stockholders of Federal Signal Corporation will be held at the Oak Brook Marriott, 1401 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 26th, 2011 at 2:30 p.m. local time, for the following purposes:

• To elect one (1) Class I director, one (1) Class II director and three (3) Class III directors;

• To approve an advisory resolution relating to our executive compensation;

• To recommend, by advisory vote, the frequency of future advisory votes on executive compensation;

• To ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm for 2011; and

• To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors has fixed the close of business on March 18, 2011 as the record date for the meeting. This means that if you owned shares of our common stock on that date, you are entitled to receive this notice, and to vote at the meeting or any adjournment(s) or postponement(s) of the meeting.

The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board; “FOR” the advisory resolution relating to our executive compensation; “1 YEAR” for the advisory vote on the frequency of future advisory votes on executive compensation; and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 26, 2011

The following materials, also included with this Notice, are available to be viewed, downloaded, and printed, at no charge, by accessing the following Internet address: http://www.federalsignal.com.
1. Proxy Statement for the Annual Meeting of Stockholders, and
2. 2010 Annual Report to Stockholders

YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the meeting, you are urged to vote as promptly as possible in one of the following ways:

•	Use the toll-free telephone number shown on the enclosed proxy card;

•	Go to the website address shown on the enclosed proxy card and vote via the Internet; or

•	Sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided.

Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Instructions for voting are contained on the enclosed proxy card. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2008 or email us at info@federalsignal.com.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

March 25, 2011

i

ii

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 26, 2011

GENERAL INFORMATION

The Board of Directors of Federal Signal Corporation is furnishing this proxy statement to you in order to solicit your proxy for use at the Annual Meeting of Stockholders to be held at the Oak Brook Marriott, 1401 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 26, 2011 at 2:30 p.m. local time, and any adjournment(s) or postponement(s) of such meeting. The purpose of the Annual Meeting of Stockholders is:

1.	To elect one (1) Class I director, one (1) Class II director and three (3) Class III directors;

2.	To approve an advisory resolution relating to our executive compensation;

3.	To recommend, by advisory vote, the frequency of future advisory votes on executive compensation;

4.	To ratify Ernst & Young LLP’s appointment as our independent registered public accounting firm for 2011; and

5.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) of such meeting.

The Board of Directors recommends that you vote “FOR” the nominees for director proposed by the Board; “FOR” the advisory resolution relating to our executive compensation; “1 YEAR” for the advisory vote on the frequency of future advisory votes on executive compensation; and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011.

This proxy statement and the accompanying proxy card were first mailed to stockholders on or about March 25, 2011.

Voting Your Shares

You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included on the enclosed proxy card.

•	By Written Proxy: You may vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

•	In Person: If you are a record stockholder, you may vote in person at the Annual Meeting. You are a record stockholder if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a record stockholder. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

You will be entitled to vote at the Annual Meeting only if you held shares of our common stock of record at the close of business on March 18, 2011, the “record date.” You will be entitled to one vote for each share you owned on the record date for each of the five directorships to be elected and on each other matter presented at the meeting. On the record date, there were 62,117,077 shares of our common stock issued and outstanding.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count all shares that are voted on any proposal as well as those shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal as shares represented at the Annual Meeting and counted toward establishing the presence of a quorum.

You can direct how your shares will be voted at the Annual Meeting by signing, dating and returning the enclosed proxy card. If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” the Class I nominee, “for” the Class II nominee and “for” each of the three Class III nominees named on the proxy card; “for” the advisory resolution relating to our executive compensation; “1 year” for the advisory vote on the frequency of future advisory votes on executive compensation; and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account, or sign, date and return a proxy card for each account in the postage-paid envelope provided.

Broker Non-Votes

Under the rules that govern brokers who have record ownership of shares that they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client, but a broker cannot exercise its discretion to vote such shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Proposals 1, 2 and 3 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposals 1, 2 and 3, your broker will not be able to vote your shares on these proposals. Your vote is important — we urge you to provide instructions to your broker so that your votes may be counted.

Votes Required

Our By-Laws provide that, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election (Proposal 1).

Approval of the advisory resolution relating to our executive compensation requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal (Proposal 2).

The frequency of the advisory vote (every one, two or three years) on executive compensation that receives the greatest number of votes will be considered our stockholders’ advice on the frequency issue (Proposal 3).

The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal is required to ratify the appointment of the auditors (Proposal 4).

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes and, pursuant to our By-Laws, abstentions are not considered votes cast on that proposal. Accordingly, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting.

Shares Held in 401(k) Plan

On March 18, 2011, our 401(k) Plan, which is called the Federal Signal Corporation Retirement Savings Plan, held 1,346,656 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Vanguard how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions on your proxy card and returning it by April 20, 2011. A properly executed proxy card will be voted by Vanguard as directed. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

Revocability of Proxy

You may revoke your proxy at any time before it is voted by:

•	voting by telephone or Internet on a later date, or delivering a later-dated proxy card prior to or at the Annual Meeting;

•	filing a written notice of revocation with our Corporate Secretary; or

•	attending the Annual Meeting and voting your shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

Householding of Proxies

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers may household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding may continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our Annual Report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2008.

Manner of Solicitation and Solicitation Costs

We will bear the costs of solicitation of proxies for the Annual Meeting. Following the original solicitation of proxies by mail, certain of our directors, officers and employees may solicit proxies by correspondence, telephone, e-mail, or in person, but will not receive any extra compensation for such solicitation work. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners. The Company does not presently intend to retain professional proxy solicitation assistance.

Stockholder Questions

If you have any questions about the Annual Meeting or if you need additional copies of this proxy statement or the enclosed proxy card, please contact us by sending a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary or calling 630-954-2008.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of March 18, 2011 with respect to beneficial ownership of our common stock by:

•	each person we know to beneficially own more than five percent of our common stock, which is our only class of outstanding voting securities;

•	each of our directors and Board-proposed director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF OUR COMMON STOCK

	Amount and		Percent of
	Nature of		Outstanding
	Beneficial		Common
Name	Ownership		Stock(1)

Heartland Advisors, Inc.	6,787,725	(2)	10.9%
789 North Water Street
Milwaukee, WI 53202
BlackRock, Inc.	5,392,680	(3)	8.7%
40 East 52nd Street
New York, NY 10022
Franklin Mutual Advisers, LLC	4,740,079	(4)	7.6%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Keeley Asset Management Corp.	4,072,700	(5)	6.6%
401 South LaSalle Street
Chicago, IL 60605

(1)	Based upon 62,117,077 shares of common stock issued and outstanding as of March 18, 2011.

(2)	Based solely on a Schedule 13G, Amendment No. 4, filed on February 10, 2011 with the Securities and Exchange Commission in which the stockholder reported that as of December 31, 2010, Heartland Advisors, Inc. had shared voting power with respect to 6,673,725 shares and shared dispositive power with respect to 6,787,725 shares as a registered investment advisor. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, as result of his ownership interest in Heartland Advisors, Inc. Mr. Nasgovitz disclaims beneficial ownership of these shares.

(3)	Based solely upon a Schedule 13G, Amendment No. 2, filed on February 4, 2011 with the Securities and Exchange Commission in which BlackRock, Inc. reported that as of December 31, 2010, it had sole and dispositive voting power over all of these shares.

(4)	Based solely upon a Schedule 13G, Amendment No. 6, filed on January 28, 2011 with the Securities and Exchange Commission in which Franklin Mutual Advisers, LLC reported that as of December 31, 2010, it had sole voting and dispositive power over all these shares in its capacity as an investment adviser to investment companies registered under the Investment Company Act of 1940 and other managed accounts. Franklin Mutual Advisers, LLC disclaims beneficial ownership of these shares.

(5)	Based solely on a Schedule 13G, Amendment No. 3, filed on February 7, 2011 with the Securities and Exchange Commission in which Keeley Asset Management Corp., Keeley Small Cap Value Fund (a series of Keeley Funds, Inc.) and John L. Keeley Jr. jointly reported that as of December 31, 2010, Keeley Asset Management Corp. possessed sole dispositive power with respect to 4,072,700 shares and sole voting power with respect to 4,009,870 shares. Keeley Small Cap Value Fund reported beneficial ownership of 3,000,000 of these shares with no voting or dispositive power over these shares. John L. Keeley, Jr. reported beneficial ownership of 100,000 of these shares with no voting or dispositive power over these shares.

EACH DIRECTOR, DIRECTOR NOMINEE AND NAMED EXECUTIVE OFFICER,
AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (1, 2)

	Amount and	Percent of
	Nature of	Outstanding
	Beneficial	Common
Name	Ownership(3)	Stock(4)

James E. Goodwin	119,057	*
Charles R. Campbell	82,363	*
Paul W. Jones	66,578	*
Richard R. Mudge	11,493	*
William F. Owens	0	*
Brenda L. Reichelderfer	61,877	*
Dominic A. Romeo	10,456	*
Joseph R. Wright	42,379	*
Dennis J. Martin	67,170	*
William H. Osborne	15,000	*
William G. Barker, III	54,083	*
David E. Janek	97,179	*
Jennifer L. Sherman	159,393	*
Mark D. Weber	193,435	*
All Directors and Executive Officers as a Group (16 persons)(5)	2,311,492	3.7%

(1)	The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except with respect to (i) 1,000 shares beneficially owned by Dr. Mudge, which he jointly owns with his spouse, and (ii) 1,220,311 shares held by Rietsch Enterprises, Inc., as to which shares Manfred Rietsch disclaims beneficial ownership, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(2)	All of our directors and officers use our Company address which is 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(3)	Totals include shares subject to stock options exercisable within 60 days of March 18, 2011, as follows: Mr. Goodwin, 62,210; Mr. Campbell, 26,659; Mr. Jones, 26,659; Dr. Mudge, 0; Mr. Owens, 0; Ms. Reichelderfer, 9,226; Mr. Romeo, 0; Mr. Wright, 5,000; Mr. Martin, 5,000; Mr. Osborne, 0; Mr. Barker, 28,525; Mr. Janek, 66,734; Ms. Sherman, 95,319; and Mr. Weber, 133,383; and all directors and executive officers as a group, 514,483. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Goodwin, 25,161. Totals also include shares held in our 401(k) Plan as follows: Ms. Sherman, 19,533; Mr. Weber, 6,754; and Mr. Janek, 1,259. Totals do not include notional shares held in our Savings Restoration Plan (formerly Rabbi Trust), as follows: Mr. Osborne, 14,874; Ms. Sherman, 2,468; and Mr. Weber, 280.

(4)	Based upon 62,117,077 shares of common stock issued and outstanding as of March 18, 2011 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of March 18, 2011. The use of “*” denotes percentages of less than 1%.

(5)	William H. Osborne has been excluded from this group as a result of his resignation effective October 29, 2010. Total excludes 29,440 restricted stock units held by an executive officer which vest in full on the third anniversary of the date of grant.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Company’s Board of Directors currently consists of eight directors divided into three classes. Class I currently consists of two members and each of Classes II and III currently consist of three members. In connection with the 2010 Annual Meeting of Stockholders, the Board of Directors reconstituted the Board of Directors from ten (10) directors to nine (9) directors. As part of this reconstitution, we reassigned one (1) Class III director from Class III to Class II so that each of the Board’s classes would be nearly as equal as possible, as required by Section 3.2 of our By-Laws. Additionally, we stated at the time of this reconstitution that the new Class II director would stand for re-election at the 2011 Annual Meeting, in addition to the Class III director nominees. On April 27, 2010, the Board reassigned Charles R. Campbell from Class III to Class II, and Mr. Campbell will stand for re-election at this year’s Annual Meeting. In connection with Mr. Osborne’s resignation as a director of the Company effective October 29, 2010, the Board of Directors reconstituted the Board of Directors from nine (9) directors to the current eight (8) directors.

On March 4, 2011, our Nominating and Corporate Governance Committee recommended, and our Board of Directors subsequently determined, that it is in the best interests of our Company to reconstitute the Board of Directors effective with this year’s Annual Meeting to increase the number of directors of the Board from eight (8) to nine (9) persons pursuant to Section 3.2 of our By-Laws. As noted above, Section 3.2 of our By-Laws requires the number of directors in each class to be nearly as equal as possible. As such, the additional directorship created from this reconstitution will be assigned to Class I so that each of the Board’s classes will consist of three directors.

At the 2010 Annual Meeting, our stockholders approved an amendment to our Certificate of Incorporation, which amendment phases-in the declassification of our Board of Directors and provides for the annual election of directors beginning at this year’s Annual Meeting. Pursuant to this amendment, Class III directors will stand for election at this year’s Annual Meeting for one year terms expiring at the 2012 Annual Meeting of Stockholders. All other directors will continue to hold office until the end of the terms for which they were elected. This means that James E. Goodwin and Joseph R. Wright, each of whom currently serve as Class I directors, will serve until the 2012 Annual Meeting of Stockholders or until their successors are elected and qualified. Richard R. Mudge and Dominic A. Romeo, who currently serve as Class II directors, will serve until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified.

As a result of the above-referenced amendment to our Certificate of Incorporation, the Class I nominee, if elected, will serve until the 2012 Annual Meeting of Stockholders, which constitutes the unexpired portion of the term currently associated with Class I directors, or until his successor is elected and qualified. The Class II nominee, if elected, will serve until the 2013 Annual Meeting of Stockholders, which constitutes the unexpired portion of the term currently associated with Class II directors, or until his successor is elected and qualified. Finally, each Class III nominee for director at this year’s Annual Meeting, if elected, will serve a term of one year to expire at the 2012 Annual Meeting or until his or her successor is elected and qualified. Our Board of Directors has nominated, for election at the Annual Meeting, William F. Owens as a Class I director, Charles R. Campbell as a Class II director and Paul W. Jones, Dennis J. Martin, and Brenda L. Reichelderfer as Class III directors. Each of these nominees has been recommended for nomination by the Board of Directors acting on the recommendation of the Nominating and Governance Committee of the Board of Directors, which consists solely of independent members of the Board of Directors.

Mr. Owens, the Class I nominee, was recommended as a potential director nominee to the Nominating and Governance Committee by a stockholder of the Company as part of the search process initiated by the Board of Directors, which also solicited potential director nominees from other stockholders. In addition, the Nominating and Governance Committee engaged a third party firm, JWC Partners to assist it in identifying potential director nominees. The Nominating and Governance Committee reviewed the credentials and conducted personal interviews of a number potential director nominees, including Mr. Owens. After this process was complete, the Nominating and Governance Committee determined to nominate Mr. Owens as a director candidate to the Board for election at the 2011 Annual Meeting. The Board has determined that Mr. Owens is an independent director candidate and is not to be considered the stockholder’s designee or proxy on the Board.

The stockholder who recommended Mr. Owens as a potential director nominee also presented his own credentials as a potential director nominee and subsequently submitted a notice under the Company’s By-Laws of his intention to nominate himself as a director at the Company’s 2011 Annual Meeting. The stockholder was notified of the Nominating and Governance Committee’s intent to nominate Mr. Owens as a director candidate in the Board’s slate of nominees and if elected appoint him to the Nominating and Governance Committee. Subsequently, the stockholder informed the Board that he intended to withdraw his notice of intent to nominate a candidate at the 2011 Annual Meeting. The stockholder requested, and the Board has agreed, to pay his reasonable out-of-pocket expenses in connection with his candidacy.

Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies in the accompanying proxy card will vote the proxy for such other person(s) as the Nominating and Governance Committee may nominate as director so as to provide for a full Board.

The Board of Directors recommends a vote “FOR” the election of William F. Owens as a Class I director, “FOR” the election of Charles R. Campbell as a Class II director, and “FOR” the election of Paul W. Jones, Dennis J. Martin and Brenda L. Reichelderfer as Class III directors.

Information Regarding Directors and Nominees

Qualifications of the Board of Directors  When identifying nominees to serve as director, our Nominating and Governance Committee considers candidates with diverse professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board. As part of its evaluation of a candidate’s business and professional experience, the Nominating and Governance Committee considers a variety of characteristics including, but not limited to, core competencies, experience, independence, level of commitment, Board and Company needs and considerations, and personal characteristics. The Nominating and Governance Committee may also engage a third party to assist it in identifying potential director nominees. In 2010, the Nominating and Governance Committee engaged JWC Partners to assist it in selecting director nominees. The Company paid JWC Partners $75,000 plus expenses for these services.

The composition of our current Board reflects diversity in business and professional experience, skills and gender. When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our Company’s business and structure, the Nominating and Governance Committee and the Board focused primarily on the information discussed in each of the individual biographies below. In particular, the Nominating and Governance Committee and the Board considered the following individual attributes:

•	With regard to Mr. Goodwin, his extensive background in global operations as well as his broad management experience and leadership skills.

•	With regard to Mr. Campbell, his managerial, financial, and strategic planning expertise as well as his entrepreneurial know how and his deep knowledge and understanding of our Company and its operating companies and its lines of business.

•	With regard to Mr. Jones, his extensive management and manufacturing experience with multinational companies as well as his financial expertise.

•	With regard to Mr. Martin, his expertise in manufacturing and business process-engineering, his proven business acumen and his in-depth knowledge of our Company and its operations and, now, his position as President and Chief Executive Officer of our Company.

•	With regard to Dr. Mudge, his expertise across multiple facets of the transportation industry, and his leadership in transportation technology, transportation finance, business, government policy, research, and experience growing businesses.

•	With regard to Mr. Owens, his extensive experience in international business, his management expertise across a broad range of industries and his distinguished political background.

•	With regard to Ms. Reichelderfer, her expertise in growing technological businesses and extensive experience in operations, innovation, and new product development as well as her significant international business experience.

•	With regard to Mr. Romeo, his expertise in financing acquisitions for several global industrial manufacturers, as well as his extensive experience in efficiently adapting company operations to changing market conditions and government regulations.

•	With regard to Mr. Wright, his extensive entrepreneurial, operational and financial experience, as well as his distinguished background in the public sector.

In addition, the Nominating and Governance Committee actively seeks directors who provide our Board with a diversity of perspectives and backgrounds.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Class I Director Nominee:
William F. Owens	60	N/A	N/A	Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG); Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD); and Key Capital Corporation, an oil well services company (NYSE: KEG), positions he has held since May 2010, January 2010, and January 2007, respectively. Since 2007, he has served on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (RTS: FESH). Mr. Owens currently serves as Managing Partner of Front Range Resources, a land and water development firm, and as Senior Advisor for PCL Construction Enterprises, Inc., an industrial and civil infrastructure construction company. Mr. Owens is also a Senior Fellow at the University of Denver’s Institute for Public Policy Studies. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and House of Representatives (1983-1989).
Class I Directors:
James E. Goodwin	66	2005	2012	Mr. Goodwin has served as Chairman of our Board of Directors since April 2009. Additionally, since September 2008, when Mr. Goodwin’s ten-month service as our interim President and Chief Executive Officer ended, Mr. Goodwin resumed his independent consulting business. Prior to his service as our interim President and Chief Executive Officer, Mr. Goodwin was an independent business consultant from October 2001 to December 2007. From July 1999 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines, a worldwide airline operator (NASDAQ: UAUA). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR); John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT); and First Chicago Bank & Trust, serving in such positions since April 2002, July 2008, and May 2002, respectively.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Joseph R. Wright, Jr.	72	2008	2012	Mr. Wright currently serves as Senior Advisor to Providence Equity Partners, a private equity firm focusing on media, entertainment, communications and information investments; Chart Capital Partners, a private equity firm investing in government sponsored research companies; and the Comvest Group, a firm providing debt and equity solutions to lower middle-market companies. Mr. Wright is also currently Chairman of MTN Satellite Communications, a global communications service provider. He has been a member of the Board of Directors of the Cowen Group, Inc., a research, trading and investment banking company (NASDAQ: COWN), since November 2009, and Vice-Chairman of the Board of Terremark Worldwide Inc., a global provider of utility-enabled managed IT infrastructure solutions (NASDAQ: TMRK), since 2000. Mr. Wright formerly served as Vice Chairman (from May 2008 to October 2009) and Chief Executive Officer (from January 1, 2009 to December 31, 2009), and served as a director (from September 2, 2004 to December 31, 2010) of Scientific Games Corporation, a supplier of technology-based products, systems and services to the gaming industry (NASDAQ: SGMS). From 2006 to May 2008, he was Chairman of the Board of Intelsat Ltd., a leading global provider of fixed satellite services. Prior to that, he was Chief Executive Officer of PanAmSat, a publicly-listed satellite-based services business, which Intelsat acquired in 2006. He was also Chairman of GRC International; Co-Chairman of Baker & Taylor Holdings; Executive Vice President, Vice Chairman and Director of W.R. Grace & Company; Chairman of Grace Energy Company; and President of Grace Environmental Company. Under President Reagan, Mr. Wright served in the U.S. Government as Deputy Director, then Director, of the Federal Office of Management and Budget in the Executive Office of the President and a member of the Cabinet, and earlier as Deputy Secretary of Commerce. President Reagan awarded Mr. Wright the Distinguished Citizens Award. Mr. Wright also served and continues to serve on other Government councils and committees.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Class II Director Nominee:
Charles R. Campbell	71	1998	2011	Mr. Campbell is a retired consultant previously working for The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004. Prior to joining The Everest Group, Mr. Campbell was Senior Vice President and Chief Financial and Administrative Officer of our Company from 1985 to 1995.
Class II Directors:
Richard R. Mudge	65	2010	2013	Dr. Mudge serves as the Vice President of the U.S. Infrastructure Division of Delcan Corporation, a privately-held engineering and consulting company (since 2002). Dr. Mudge has served on the Board of Directors of Delcan’s U.S. subsidiary since 2005. Dr. Mudge previously served as President of Compass Services, the transportation subsidiary of U.S. Wireless Corporation, from 2000 to 2002, and as Managing Director of Transportation for Hagler Bailly, a world-wide provider of management consulting services to the energy and network industries (NASDAQ: HBIX) from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit, and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Dominic A. Romeo	51	2010	2013	Mr. Romeo retired in February 2011 as Vice President and Chief Financial Officer of IDEX Corporation, a leading global manufacturer of pump products, dispensing equipment, and other engineered products (NYSE: IEX), a position he had held since 2004. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally (NYSE: HON), including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo also served as Vice President of Finance for AAR Trading, an aircraft products and services provider from 1992 to 1994, and performed multiple financial roles in audit and financial planning for GE Aircraft Engines, a subdivision of the General Electric Company (NYSE: GE), from 1987 to 1992.
Class III Director Nominees:
Paul W. Jones	62	1998	2011	Mr. Jones is Chairman and Chief Executive Officer of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), serving as such since December 2005. From January 2004 until December 2005, Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation. Mr. Jones has served on the Board of Directors of A.O. Smith Corporation since December 2004. Mr. Jones serves as a director of Bucyrus International, Inc., a manufacturer of mining and construction machinery (NASDAQ: BUCY), which directorship began in July 2006. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce (since March 2008) and the National Association of Manufacturers (since October 2007), and on the Board of Trustees of Manufacturers Alliance/MAPI (since March 2006), and as a member of the Business Roundtable (since January 2006).
Dennis J. Martin	60	2008	2011	Mr. Martin serves as our Company’s President and Chief Executive Officer, and has served as such since October 30, 2010. Prior to becoming our President and Chief Executive Officer, Mr. Martin was an independent business consultant since August 2005. From May 2001 to August 2005, Mr. Martin was the Chairman, President and Chief Executive Officer of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment. Mr. Martin also serves as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), and of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products (NASDAQ: CCIX), serving in such capacities since July 2000 and February 2008, respectively. Mr. Martin also served on the Board of Directors of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

		Year	Year
		First	Present
		Became	Term
Name	Age	Director	Expires	Principal Occupation or Employment for Last Five Years(1)

Brenda L. Reichelderfer	52	2006	2011	Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a boutique management consulting and advisory firm, a position she has held since June 2008. Since April of 2009, she has served on the Board of Wencor Group LLC, an aerospace distribution business held by a private equity firm. Ms. Reichelderfer also serves as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense, and has served as such since November 2008. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

(1)	The data contained in this table is based upon information furnished to our Company by the individuals named above.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Independence of Members of the Board of Directors

The Board of Directors has determined that all of its directors and all of the Board-recommended nominees for director, other than Mr. Martin, qualify as independent. In making this determination, the Board of Directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors and nominees in questionnaires and other certifications concerning the relationships that we may have with each director or nominee (including each director’s immediate family members and other associates), including any charitable contributions that we may have made in the past and/or continue to make to organizations with which such director or nominee is affiliated.

Board Leadership Structure and Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board. Separating these positions allows our Chief Executive Officer to focus on our day-to-day leadership and performance of our Company, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes that having separate positions, with an independent outside director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures.

While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, and the organizational and governance structure of our Company. Finally, the Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Committees of the Board of Directors

Pursuant to our By-Laws, we have established standing Audit, Nominating and Governance, Compensation and Benefits and Executive Committees. In addition, in 2009 we established a temporary Finance Committee which was dissolved effective December 2, 2010. The Finance Committee had principal oversight responsibility with respect to our Company’s material investment and finance matters including capital investment and funding determinations and the repositioning and/or restructuring of the Company’s business lines and assets. The Finance Committee’s responsibilities returned to the full Board of Directors upon its dissolution.

Descriptions of our standing committees follow:

Audit Committee  The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements, including our Company Policy for Business Conduct for all employees and Code of Ethics for the Chief Executive Officer and senior financial officers.

In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including the Vice President of Internal Audit and the Senior Vice President and Chief Financial Officer. Additionally, the Audit Committee has direct and regular access to the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, and is directly responsible for overseeing the work of, and determining the appropriate compensation for, our independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by our independent registered public accounting firm, taking into consideration the effect that the performance of non-audit services may have upon the independence of the independent registered public accounting firm.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the applicable New York Stock Exchange and Securities and Exchange Commission rules. The members of the Audit Committee are Charles R. Campbell (Chairman), Richard R. Mudge and Dominic A. Romeo. Robert M. Gerrity and Robert S. Hamada were members of the Audit Committee until April 27, 2010, when their terms as directors expired. The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. None of the Audit Committee members serves on more than three public companies’ audit committees (including our Company).

The Board of Directors has adopted a Charter for the Audit Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Nominating and Governance Committee  The Nominating and Governance Committee is responsible for recommending guidelines to the Board of Directors for corporate governance, including the structure and function of our Board of Directors, its Committees and the management of our Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors. The Nominating and Governance Committee also advises the Board of Directors as to appropriate compensation for serving as a member of our Board of Directors.

Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the first anniversary of the preceding year’s Annual Meeting, along with the specific information required by our By-Laws including, but not limited to, the name and address of the nominee; the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under the Securities and Exchange Commission rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of these requirements, you should write to our executive offices, Attn: Corporate Secretary. The Nominating and Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by stockholders, but will consider stockholder nominees on the same basis as other nominees.

The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board of Directors although under our revised Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 72 without a waiver from the Board; (ii) if he or she serves on more than six boards of publicly traded companies; or (iii) if he or she is the chief executive officer of a publicly traded company, he or she may not serve on more than three publicly traded company boards.

The Company’s Corporate Governance Guidelines include a director resignation policy that requires each director nominee who is standing for re-election, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board which will become effective if that director does not receive the necessary votes and the Board determines to accept such resignation. In such circumstances, the Board’s Nominating and Governance Committee will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board will take action on the recommendation within 180 days following the stockholders’ meeting at which the election occurred. In such circumstances, we will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The Board of Directors has determined that all of the members of our Nominating and Governance Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Nominating and Governance Committee are Paul W. Jones (Chairman), Richard R. Mudge, James E. Goodwin and Brenda L. Reichelderfer. Robert S. Hamada and Robert M. Gerrity were members of our Nominating and Governance Committee until April 27, 2010, when their terms as directors expired. Mr. Hamada also chaired the Nominating and Corporate Governance Committee until his term as director expired.

The Board of Directors has adopted a Charter for the Nominating and Governance Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Compensation and Benefits Committee  The Compensation and Benefits Committee is responsible for the establishment and oversight of our Company’s compensation and benefits philosophy. With respect to our executive officers, the Compensation and Benefits Committee has the authority to establish the objectives of compensation, to determine the components of compensation and to establish and evaluate performance goals. The functions of the Compensation and Benefits Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis” beginning at page 19. The Board of Directors has determined that all of the members of our Compensation and Benefits Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Compensation and Benefits Committee are Brenda L. Reichelderfer (Chairman), Paul W. Jones and Joseph R. Wright. John McCartney was a member of our Compensation and Benefits Committee until April 27, 2010, when his term as a director expired. Mr. McCartney also chaired the Compensation and Benefits Committee until his term as a director expired.

The Board of Directors has adopted a Charter for the Compensation and Benefits Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Executive Committee  The Executive Committee generally exercises the power and authority of the Board in the intervals between full Board meetings. The members of the Executive Committee are James E. Goodwin (Chairman), Charles R. Campbell, Paul W. Jones, Dennis J. Martin and Brenda L. Reichelderfer. Robert S. Hamada and John McCartney were members of this Committee until April 27, 2010, when their terms as directors expired. William H. Osborne was a member of this Committee until his resignation effective October 29, 2010.

Meetings of the Board of Directors and Committees

During 2010, our Board of Directors held a total of 9 meetings. The Compensation and Benefits Committee held 6 meetings; the Nominating and Governance Committee held 5 meetings; the Audit Committee held 6 meetings; the Executive Committee held no meetings; and the Finance Committee held 7 meetings. Our Corporate Governance Guidelines require each director to regularly attend meetings of the Board of Directors and all Board Committees upon which the director serves. All directors attended at least 75% of meetings of the Board and Committees of which he or she was a member.

Director Compensation in the Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2010. Mr. Martin, our President and Chief Executive Officer, has served on our Board of Directors since 2008. Since becoming our President and Chief Executive Officer on October 30, 2010, Mr. Martin has not received any additional compensation for serving on our Board or any Committees. Mr. Martin’s compensation as a director for January 1, 2010 through October 29, 2010 is included in the table immediately below, while his compensation as an executive officer from October 30, 2010 through December 31, 2010 is set forth in the Summary Compensation Table on page 34. Until his resignation as our President and Chief Executive Officer effective October 29, 2010, Mr. Osborne also served on our Board of Directors, although he received no additional compensation for serving on our Board or any Committees. Mr. Osborne’s compensation as an executive officer of our Company in 2010 is set forth in the Summary Compensation Table on page 34.

Non-Employee Director Compensation in Fiscal Year 2010

	Fees Earned
	or Paid		Option Awards ($)
Name	in Cash ($)(1)	Stock Awards ($)(2)	(3)	Total ($)
Charles R. Campbell	$81,521	$60,000	$0	$141,521

Robert M. Gerrity(4)	$23,982	$0	$0	$23,982

James E. Goodwin(5)	$121,263	$75,000	$0	$196,263

Robert S. Hamada(4)	$27,171	$0	$0	$27,171

Paul W. Jones	$67,604	$60,000	$0	$127,604

Dennis J. Martin(6)	$67,850	$60,000	$0	$127,850

John McCartney(4)	$20,559	$0	$0	$20,559

Richard R. Mudge(7)	$50,610	$60,000	$17,508	$128,118

Brenda L. Reichelderfer	$75,086	$60,000	$0	$135,086

Dominic A. Romeo(7)	$50,097	$60,000	$17,508	$127,605

Joseph R. Wright	$64,533	$60,000	$0	$124,533

(1)	Includes the following share amounts which were awarded in lieu of cash fees: Mr. Hamada, 1,117 shares; Mr. Martin, 5,315 shares; Dr. Mudge, 4,230 shares, Ms. Reichelderfer, 11,588 shares; Mr. Romeo, 4,193 shares; and Mr. Wright, 9,850 shares. The number of shares awarded in lieu of cash fees was determined using the closing share price of our common stock on the date of grant.

(2)	Each non-employee director is annually issued a stock award which is determined by dividing $60,000 ($75,000 in the case of the Chairman) by the closing price of the Company’s common stock on the date of grant. Amounts stated reflect the aggregate grant date fair value for the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718. The following awards were granted to the non-employee directors on April 27, 2010 at a closing stock price of $9.58 per share: 7,829 shares of common stock to Mr. Goodwin as Chairman; and 6,263 shares of common stock to each of Messrs. Campbell, Jones, Martin, Mudge, Romeo and Wright, and Ms. Reichelderfer. As of December 31, 2010, each non-employee director had the following aggregate number of shares: Mr. Goodwin, 56,847 shares; Mr. Campbell, 55,704 shares; Mr. Gerrity, 25,926 shares; Mr. Hamada, 37,174 shares; Mr. Jones, 39,919 shares; Mr. McCartney, 32,863 shares; Dr. Mudge, 11,493 shares; Ms. Reichelderfer, 52,651 shares; Mr. Romeo, 10,456 shares; and Mr. Wright, 37,379 shares.

(3)	Amounts stated reflect the aggregate grant date fair value for the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718. In connection with appointment to our Board, each of Messrs. Mudge and Romeo received a stock option grant for 5,000 shares of our common stock on April 27, 2010 at an exercise price of $9.58 per share, the closing price of our common stock on the date of grant, all of which vest on the third anniversary of the date of grant. No option awards were granted to any of the other directors during the fiscal year ended December 31, 2010. As of December 31, 2010, each non-employee director had options for the following number of shares outstanding: Mr. Goodwin, 62,210; Mr. Campbell, 26,659; Mr. Gerrity, 10,000; Mr. Hamada, 10,000; Mr. Jones, 26,659; Mr. McCartney, 0; Dr. Mudge, 5,000; Ms. Reichelderfer, 9,226; Mr. Romeo, 5,000; and Mr. Wright, 5,000.

(4)	Messrs. Gerrity, Hamada and McCartney served as members of the Board until April 27, 2010, when their terms as directors expired. The annual retainers paid to each of Messrs. Gerrity, Hamada and McCartney were prorated through April 27, 2010.

(5)	Includes an annual retainer amount of $86,769, committee membership fees of $16,994, meeting fees of $17,500, and, although Mr. Goodwin was entitled to receive additional compensation on a per diem basis for time spent on Board matters, he elected not to receive any per diem fees for the additional time spent on Company matters during 2010.

(6)	Mr. Martin was appointed President and Chief Executive Officer of the Company on October 30, 2010 and ceased receiving compensation as a non-employee director on that date. The equity award received by Mr. Martin on October 30, 2010 in connection with his appointment as an executive officer of our Company has been excluded from this table. For further details regarding these awards, see page 36 of this proxy statement in the section titled “Executive Compensation in the Last Fiscal Year — Grants of Plan-Based Awards.”

(7)	The annual retainers paid to each of Messrs. Mudge and Romeo were prorated based on their respective dates of election to the Board.

Additional Information about Director Compensation

The Nominating and Governance Committee of our Board of Directors advises our Board on the annual compensation for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominating and Governance Committee may consult third party advisors, generally available source material, proxy statements and data from peer companies.

Our non-employee directors receive both cash and equity compensation as detailed below. Our Chairman, based on his key role and time commitment, receives additional compensation in cash on a per diem basis for other time spent on Board matters.

In February 2011, the director stock ownership program was revised to increase the required common stock holdings of the non-employee directors from a value of three times the annual retainer paid to non-employee directors to a value of five times the annual retainer. Until such time as this target ownership is met, each non-employee director is required to receive at least 50% of the annual director compensation fees earned in any given year in shares of our common stock. Additionally, the policy prohibits non-employee directors from selling shares of our common stock until the holding requirement is met, although tendering shares to pay taxes upon the vesting of shares of restricted stock or for the exercise price upon the exercise of stock options is allowed. Stock ownership value is calculated annually using the average stock price of our common stock for the prior six month period; provided, however, that once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact that determination. Finally, the new policy provides that after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

Cash Compensation

The following table sets forth our Company’s cash compensation fees payable to our directors during 2010. Directors are also reimbursed for their out-of-pocket expenses relating to attendance at meetings.

Cash Compensation of Our Non-Employee Directors
January 1, 2010 - December 31, 2010
	January 1, 2010 -			February 18, 2010 -
	February 17, 2010			December 31, 2010			Board Meeting	Board Meeting
	Annual	Per Diem		Annual	Per Diem		Attended in	Attended by
	Retainer	Fee		Retainer	Fee		Person	Telephone
Chairman of the Board	$78,750	$2,250	(1)	$87,500	$2,500	(1)	$3,000	$500

Non-employee director (excluding the Chairman)	$45,000	—		$50,000	—		$1,500	$500

Committees

Audit

Chair	$13,500	—		$15,000	—		—	—

Member	$8,100	—		$9,000	—		—	—

Compensation and Benefits

Chair	$9,000	—		$10,000	—		—	—

Member	$5,400	—		$6,000	—		—	—

Nominating and Governance

Chair	$9,000	—		$10,000	—		—	—

Member	$5,400	—		$6,000	—		—	—

Finance(2)

Chair	$9,000	—		$10,000	—		—	—

Member	$5,400	—		$6,000	—		—	—

Executive	$1,800	—		$2,000	—		—	—

(1)	The Chairman of the Board is also eligible to receive a per diem fee for other time spent on Company business (up to a maximum of $150,000 per year).

(2)	The Finance Committee was dissolved effective December 2, 2010. The Finance Committee’s responsibilities returned to the full Board of Directors upon its dissolution.

Equity Compensation

Upon appointment or election to our Board, each non-employee director receives an initial stock option grant to purchase 5,000 shares of our common stock, all of which vest on the third anniversary of the date of grant. Messrs. Mudge and Romeo, elected to our Board on April 27, 2010, each received an initial stock option grant on April 27, 2010 at an exercise price of $9.58 per share, the closing stock price of our common stock on the date of grant. The table below sets forth our Company’s equity award compensation issued to our directors during 2010. These awards are made on the date of our Annual Meeting of Stockholders.

Annual Equity Awards of our Non-Employee Directors
January 1, 2010 - December 31, 2010
Common Stock
Award
Chairman of the Board	$75,000

Non-employee director (excluding the Chairman)	$60,000

The common stock awards for service as a director were made on the date of our 2010 Annual Meeting of Stockholders, April 27, 2010. Pursuant to our Director Compensation Policy, the number of shares of the common stock awarded was determined by dividing the amount of the award by the closing market price of our common stock on the date of grant, which was $9.58 per share. Accordingly, for 2010, each non-employee director (excluding the Chairman) on the date of our Annual Meeting of Stockholders received a common stock award of 6,263 shares and the Chairman received a common stock award of 7,829 shares.

CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

We are committed to good corporate governance. We believe that the foundation of our corporate governance is the independence of our directors, the separation of the roles of our Chief Executive Officer and Chairman of the Board, responsible corporate citizenship, and a commitment to the interests of our stockholders. In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted Corporate Governance Guidelines as well as charters for the Audit Committee, the Nominating and Governance Committee and the Compensation and Benefits Committee. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct-Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our Chief Executive Officer and our senior financial officers, are available for review on our website at http://www.federalsignal.com.

The non-employee directors of the Board meet in executive session without management, as appropriate. The Chairman of the Board of Directors presides over executive sessions. Directors may be contacted as a group, by Committee, or individually, and the presiding director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. All such letters will be forwarded to the directors. We encourage our directors to attend the 2011 Annual Meeting of Stockholders. Excluding two of our directors who were not standing for re-election in 2010, all of our directors attended the 2010 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of our Compensation and Benefits Committee are set forth above under “Committees of the Board of Directors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, it was determined that none of our directors, Board-proposed nominees for director, executive officers, stockholders owning more than 5% of our common stock, or immediate family members of any such persons engaged in a transaction with us in which such director, nominee for director, executive officer, stockholder owning more than 5% of our common stock, or immediate family member of such persons had a direct or indirect material interest that required disclosure under applicable Securities and Exchange Commission rules.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies, which are available on our website at http://www.federalsignal.com, prohibit our directors and employees, including our executive officers, and in some cases their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where a director, executive officer or employee, and in some cases an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies include certain prohibitions against the following: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which our Company operates; representing any outside commercial interest during normal business hours or when traveling on Company business; lending or borrowing money from individuals affiliated with an entity with whom the Company conducts business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.

Pursuant to our Business Conduct Policies and the Audit Committee Charter, the Chairman, Chief Financial Officer and General Counsel implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board of Directors regarding related person transactions.

Additionally, each year we require our directors, nominees for director and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with our Company in which a director, an executive officer, or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Presented below is a summary of our 2010 business highlights and recent 2011 developments, which provides context for our 2010 pay actions and changes thus far to our 2011 executive compensation program.

2010 Highlights and Recent 2011 Developments

The continuing difficult economic environment in 2010, including the persistent weakness in the global public spending sector, was challenging for our Company as well as many other companies. However, we took significant actions during the 2010 year intended to grow our industrial businesses, integrate our technology group businesses and generate cash flow from continuing operations.

In 2010, our Company continued its strategy of investing in growth opportunities in the technology segment. For example, in March 2010, our Company acquired VESystems, LLC for approximately $33 million, which offers complete system operations in electronic toll collection, and Sirit Inc. for approximately $73.4 million, which specializes in radio frequency identification. The addition of VESystems and Sirit further strengthens our presence in the Intelligent Transportation Systems (“ITS”) market.

In the second quarter of 2010, the Company formed Federal Signal Technologies Group (“FSTech”), a new segment to be focused on ITS solutions. FSTech is comprised of recently acquired Diamond Consulting, Sirit and VESystems as well as the Company’s PIPS Technology and Federal APD units.

In 2010, we continued an initiative to reduce corporate costs by consolidating a number of the Company’s manufacturing and distribution operations into the University Park, IL plant. This initiative included workforce reductions into the first quarter of 2010, as well as the incurrence of costs associated with closing facilities and relocating operations and personnel.

In May 2010, we closed on a public offering of 12,075,000 shares of our common stock, netting $71,000,000 in proceeds that were used to pay down our debt.

In October 2010, the Company, in striving for continued growth and development, made a change in leadership by hiring Dennis J. Martin as President and Chief Executive Officer. Mr. Martin has served on our Board of Directors since 2008 and will continue to serve on our Board along with serving as our President and Chief Executive Officer. Mr. Martin entered into a standard Tier I Executive Change-in-Control Severance Agreement. Mr. Martin has no other employment agreements.

In December 2010, after two successful verdicts in June and July, 2010 involving a total of 18 plaintiffs, the Company reached a settlement with counsel to 1,125 firefighters in connection with hearing loss claims. Under the settlement agreement, the Company will make a maximum payment of $3,800,000, reduced by the percentage of the 1,125 firefighters who do not participate in the settlement. The settlement requires the participation of not less than 93% of designated firefighters. The Company expects the settlement to substantially reduce its litigation expenses going forward.

In January 2011, we consolidated a number of corporate functions, which resulted in the elimination of positions and reduced corporate overhead.

Executive Compensation Program in 2010

A number of actions were taken in 2010 with respect to our compensation and benefits programs, including the following:

•	Management, including named executive officers, received modest base salary increases (generally between 2% and 3%).

•	Our Company reinstituted the matching contribution on the 401(k) Plan and the Savings Restoration Plan effective January 1, 2010.

•	The Compensation and Benefits Committee engaged Towers Watson & Co. as its compensation consultant to assist in the establishment of executive compensation levels for fiscal year 2010.

•	Our stockholders approved a restatement of our 2005 Executive Incentive Plan which: (i) increased the number of shares available for issuance under the plan; (ii) extended the duration of the plan; (iii) eliminated net share counting for stock settlement of stock appreciation rights, for the stock payment of exercise price of an option and for shares withheld by or otherwise remitted to us to satisfy tax withholding liability, leaving only shares subject to awards that expire, are cancelled or forfeited or are settled in cash to be available for re-issuance under the plan; (iv) required that “full-value” awards (meaning awards other the options, stock appreciation rights and any other award where the benefit is not limited to the increase in value of the shares of common stock subject to the award over fair market value of the shares at the time of the award) be counted against the plan as the equivalent of 1.51 shares; and (v) removed limitations on restricted stock awards, performance awards and certain other stock-based awards that can be granted per individual per year under the plan. In connection with this modification, we also committed to an average “burn rate” for 2010 through 2012 of no more than 2.73%. This “burn rate” is calculated as (i) the total number of equity awards granted in shares in a year divided by (ii) the number of common shares outstanding at the end of that year.

•	Our Company delayed its annual equity awards to eligible employees, including the named executive officers, from February 2010 until April 2010, in order to complete a comprehensive market analysis of our executive officer compensation practices and explore alternative long-term incentive award programs.

•	In 2010, we modified the performance goals and behaviors weightings of the individual objectives component of the Short-Term Incentive Bonus Plan, which together account for 30% of the total bonus opportunity for our executive officers. Specifically, the performance goals weighting was decreased from 70% to 60%, and the behaviors weighting was increased from 30% to 40%. This change was designed to encourage behaviors that support our Company goals and increase the individual objectives portion of the incentive bonus specific to each employee’s performance. In addition, the number of competencies was reduced from fourteen to seven for our named executive officers.

•	On March 3, 2010, the Board modified, prospectively, the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to remove Board discretion on designating transactions as a change-in-control.

•	Based on our Company’s disappointing 2009 stock performance and consistent with our objective to generally align management compensation with stockholder returns, the Compensation and Benefits Committee exercised its discretion in March 2010 to reduce the Short-Term Incentive Bonus Plan payouts for our executive officers for 2009 performance by 30%.

Executive Compensation Program in 2011

Our Company continues to manage our executive compensation program under difficult market conditions. Beginning in 2011, we have made the following decisions with respect to our executive compensation program:

•	Management, including named executive officers, received base salary increases of approximately 3% except that one named executive officer received a 6% increase which factored in a market adjustment.

•	In late 2010 and early 2011, the Compensation and Benefits Committee undertook a comprehensive review of our compensation program for executive officers, including our named executive officers, with the objective of strengthening our pay for performance culture and re-aligning our performance incentives to achieve important strategic, financial and operating objectives. As a result, the Compensation and Benefits Committee has implemented several fundamental changes with respect to annual equity awards to be granted to our executive officers under our long-term incentive program for 2011, including:

•	The mix of annual long-term equity awards for executive officers has been restructured for 2011 to eliminate non-performance based equity awards, specifically time-based restricted stock awards. Long-term annual equity awards in 2011 will consist of 50% options to purchase shares of our common stock and 50% performance-based restricted stock units. This change emphasizes pay for performance for our executive officers by placing a greater importance on profitable performance. Stock options and performance-based restricted stock units only have value if our share price appreciates.

•	We have retained a three year vesting period for performance-based restricted stock units. However, we have changed the performance metric in 2011 for these units for our executive officers from relative Total Shareholder Return over a three year period to Earnings Per Share from continuing operations over a one year period. We believe this change is consistent with our turnaround strategy by setting one year goals and focusing on absolute (as opposed to relative) share price appreciation. This change also emphasizes the urgency and importance of 2011 results by putting all performance-based restricted stock units at risk based on 2011 performance.

•	The Compensation and Benefits Committee plans to evaluate the 2011 annual equity grant program prior to the issuance of the 2012 annual grants.

•	Consistent with our pay for performance philosophy, and in light of the poor financial results achieved at the Company level, none of our named executive officers will receive bonus payments based on Company financial performance for 2010. In keeping with our goal of rewarding Business Unit achievement, Messrs. Janek and Weber each received a financially-based bonus reflecting the solid performances by the business segments for which they serve as Presidents.

•	In February 2011, our stock ownership guidelines for our non-employee directors were revised to increase the required common stock holdings of the non-employee directors from a value of three times the annual retainer paid to non-employee directors to a value of five times the annual retainer. Until such time as this target ownership is met, the ability of our non-employee directors to receive director fees in cash is limited as well as their ability to sell shares of our common stock. Finally, the new policy provides that after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Until the target ownership is met, our executive officers ability to sell shares of our common stock is limited. Additionally, in February 2011, this policy was revised to require that after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

Compensation Philosophy and Objectives

Our executive compensation and benefits programs are designed to drive and reinforce our business goals and strategies for success in the marketplace and to enable growth, thus motivating management to maximize total stockholder return. As a key component of our executive compensation system, we have adopted a financial performance-based philosophy which includes individual objectives that emphasize entrepreneurship, innovation, teamwork, creativity, and rewards employees who think and act like owners. This program also encourages collaboration and the maximization of long-term stockholder value, which in turn supports the attraction, motivation, and retention of the best global talent. Our executive compensation philosophy can be summarized as follows:

•	To create alignment between compensation and business performance by rewarding executives for the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value for our Company;

•	To attract, motivate, and retain highly experienced executives who are vital to our short and long-term success, profitability and growth taking into account our Company’s performance and external market factors;

•	To differentiate executive rewards based on actual performance; and

•	To provide targeted overall compensation levels that are comparable to competitive market practice.

Role of our Compensation and Benefits Committee

Our Compensation and Benefits Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, our Compensation and Benefits Committee is charged in its charter with the authority and responsibility to:

•	Establish the philosophy and set the broad objectives of our executive compensation program to ensure that the compensation program complies with and promotes our goals and objectives;

•	Determine the various elements of the executive compensation program, including base salary, annual cash incentives, long-term equity incentives, retirement and health and welfare benefits, and perquisites and other personal benefits;

•	Establish performance goals for the President and Chief Executive Officer and oversee the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluate annually each executive officer’s performance in light of the goals established and associated competencies with respect to the officer for the most recently completed year;

•	Establish each executive officer’s annual compensation level based upon the executive officer’s performance, our financial results and relative stockholder return, the value of compensation paid to a comparable executive officer at comparable companies, the awards given to the executive officer in past years and our capacity to fund the compensation;

•	Review an annual report prepared by the President and Chief Executive Officer on succession planning and related development recommendations for his direct reports; and

•	Review benefit programs and plans to ensure incentive pay does not encourage unnecessary risk taking.

The President and Chief Executive Officer annually reviews the performance of each executive officer. Recommendations based on these reviews, including those with respect to base salary adjustments, annual incentives and long-term incentives, are presented to the Compensation and Benefits Committee. The Compensation and Benefits Committee can exercise its discretion in modifying any recommended adjustments or awards to these executive officers. The compensation of the President and Chief Executive Officer is determined by the Compensation and Benefits Committee, meeting in executive session without the President and Chief Executive Officer present.

Risk Oversight of the Company Compensation Program

Our Company carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices guidance, our Compensation and Benefits Committee conducted a compensation risk assessment of the various elements of our Company’s overall compensation program (including incentive compensation programs). In its analysis, the Compensation and Benefits Committee reviewed, with input from management, our Company’s compensation programs, including appropriate internal controls to mitigate or reduce risk. Based on its review, the Compensation and Benefits Committee determined that our Company’s compensation programs and policies do not create excessive and unnecessary risk taking. Our Company and the Compensation and Benefits Committee will continue to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

Compensation Consultant

Prior to 2010, the Compensation and Benefits Committee used Watson Wyatt Worldwide as its outside compensation consultant to assist it in its annual review of our Company’s executive compensation programs. Similarly, before 2010, Towers Perrin provided human resources consulting and other services to the Company. As a result of the merger of Watson Wyatt and Towers Perrin to form Towers Watson & Co. effective as of January 1, 2010, our providers of executive compensation services and human resources consulting and other services are now combined as one company.

For 2010, Towers Watson & Co. assisted the Compensation and Benefits Committee in its annual review of our Company’s executive compensation programs. Towers Watson & Co. reviewed and evaluated the elements of our executive compensation program, including base salaries, target bonus levels and equity ownership, provided proxy advice, attended certain meetings of the Compensation and Benefits Committee and, upon request, provided its views on proposed actions by the Compensation and Benefits Committee. The aggregate fees paid to Towers Watson & Co. for services to the Compensation and Benefits Committee in 2010 totaled $125,700. Towers Watson & Co. also provided human resources consulting and other services to the Company during 2010 at the request of Company management (the “Additional Services”). The aggregate fees for the Additional Services totaled $136,100 for 2010.

The Additional Services provided by Towers Watson & Co. were not pre-approved by the Compensation and Benefits Committee or the Board of Directors. Management and the Compensation and Benefits Committee believe that Towers Watson & Co. provided objective advice for the following reasons:

•	The total fees paid to Towers Watson & Co. of $261,800 represented less than .001% of Towers Watson’s revenue for its 2010 fiscal year end ($3.2 billion).

•	There is no overlap in the Towers Watson & Co. team that provides services to the Compensation and Benefits Committee with the Towers Watson & Co. team that provided the Additional Services.

•	No member of the Towers Watson & Co. team receives additional compensation as a result of the provision of services to the Compensation and Benefits Committee or with respect to the Additional Services.

•	There is no affiliation with any of the members of the Towers Watson & Co. team with any of the members of our Board of Directors or our named executive officers.

Benchmarks for Executive Compensation

Compensation levels for our executives are compared to the compensation paid to executives at the peer companies specified below. The market for experienced talent is highly competitive. Our objective is to attract and retain the most highly qualified executives to manage our business functions. In doing so, we draw upon a pool of talent that is highly sought after by large and established companies. We draw upon a market that is global in scope.

To that end, in October 2009, Watson Wyatt (now part of Towers Watson & Co.) assisted us in updating our comparator group of companies and in collecting relevant market data from those companies. This update was made, in part, to eliminate the large variances in size among the companies comprising our comparator group. We determined that it was more appropriate to limit the revenue ranges among the companies in the comparator group to those with revenues from 0.5 times to 2.5 times our Company’s revenue with a median closer to $1 billion (actual median was $977 million). Additionally, to accommodate our change in business strategy to grow our recent acquisitions, our Company added comparable technology companies to the group.

Accordingly, since October 2009, the following 23 companies have been included in our comparator group:

• A.O. Smith Corporation	• Powell Industries, Inc.
• AMETEK, Inc.	• Robbins & Myers, Inc.
• Astec Industries, Inc.	• Sauer-Danfoss Inc.
• Briggs & Stratton Corporation	• Spartan Motors, Inc.
• Columbus McKinnon Corp.	• Standex International Corporation
• Cubic Corporation	• Teleflex Incorporated
• EnPro Industries, Inc.	• Tennant Company
• ESCO Technologies Inc.	• Thomas & Betts Corporation
• Foster (LB) Co.	• Valmont Industries, Inc.
• Hubbell Incorporated	• Woodward, Inc.
• IDEX Corporation	• Zebra Technologies Corporation
• Intermec Inc.

We use comparator group data to determine the appropriate mix of fixed and variable compensation and to link the achievement of key strategic and financial performance measures to short and long-term awards. We also use published survey data to supplement the determination of competitive levels of compensation in the marketplace.

Elements of Executive Compensation

Our compensation program consists of five components: (i) base salary; (ii) annual cash incentives; (iii) long-term equity incentives; (iv) retirement and health and welfare benefits; and (v) perquisites and other personal benefits. Our programs balance individual, business unit and Company-wide goals and achievements.

Base Salaries

Base salary levels for our executive officers, including our President and Chief Executive Officer, are based primarily on external market data and on the individual performance of each executive officer during the previous year. Base salaries are targeted to be at the 50th percentile (median) of competitive market data. In 2010, actual base salaries for named executive officers ranged from 82% to 105% of market midpoint targets. In addition to the executive’s individual performance, the Compensation and Benefits Committee also considers the following factors in setting base salaries and in recommending annual base salary adjustments: (i) the executive’s current base salary relative to the targeted level; (ii) the executive’s level of responsibility and performance in the position; (iii) the executive’s prior experience and breadth of knowledge; and (iv) market factors.

Annual Cash Incentive Payments

Annual cash incentive payments are paid under the Company’s Short-Term Incentive Bonus Plan (“STIP”). The STIP determines bonuses based upon the achievement of both financial measures and individual objectives. Financial measures are based upon earnings and cash flow at our Company, business group and division levels, depending upon each participant’s position within our Company.

Bonus compensation under the STIP links to our Company’s annual operating plan, with 50% based on earnings and 20% based on cash flow measures determined in accordance with generally accepted accounting principles. The remaining 30% is based on individual objectives, with 18% based on performance goal ratings and 12% based on behavior ratings as measured by a numeric score received in the annual performance review process. The Compensation and Benefits Committee approves all awards to named executive officers. The Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. The STIP limits the total bonus paid (financial and individual performance portions) to an individual participant to twice his or her target bonus opportunity. Typically, annual cash incentive payments are approved in February and paid in a lump sum in March.

The STIP focuses on financial performance as well as individual objectives. This allows us to reward outstanding individuals with a bonus, including in years where our overall financial performance may be below the Company’s operating plan. The Compensation and Benefits Committee believes that rewarding employees upon the successful achievement of individual objectives will increase individual accountability and encourage excellence. The STIP is based upon goals that are easily understood and can be modified each year to reflect our current business plan and market conditions.

At the Company level, the 50% earnings component is based on consolidated income before income taxes. As tax adjustments are largely impacted by external factors outside of the control of the participants, the Compensation and Benefits Committee determined that tax adjustments should not factor into the calculation. At the Company level, the 20% cash flow financial measure is based on consolidated net cash provided from continuing operations. At the business group level, the 50% earnings component is based on earnings before interest and taxes, thereby excluding taxes and debt, neither of which are generally impacted by participants at this level. Except for FSTech, which was formed as a segment in 2010, the business group cash flow measure, weighted at 20%, is based on average primary working capital as a percentage of sales (the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year).

In the beginning of each year, the executive officers agree upon individual objectives with the Chief Executive Officer. The Compensation and Benefits Committee approves all individual objectives for our executive officers, including those of the Chief Executive Officer. The Compensation and Benefits Committee reviews performance against these objectives to differentiate among executives and emphasize the link between personal performance and compensation. After the end of the year, the Compensation and Benefits Committee determines the individual performance-based bonus payouts by considering: (i) input from the Chief Executive Officer; (ii) personal observations on performance; and (iii) the achievement of individual objectives. In addition, the Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. Individual objectives consist of: (i) pre-set behaviors that are considered for all executives; and (ii) personal objectives that are specific to each executive. Behaviors include, among others, business acumen, customer focus, ethics and values, and strategic agility. Specific personal objectives may relate to financial or strategic initiatives such as expense reduction, acquisitions or divestitures, sales targets, or product quality.

Each named executive officer is given a numerical rating as measured by our Company’s Performance Excellence Process (“PEP”). This performance appraisal process has both objective and subjective components, and is subject to the discretion of our Chief Executive Officer and the Compensation and Benefits Committee. The STIP provides that each participant’s individual performance award shall take into consideration the PEP score received. The Compensation and Benefits Committee also has discretion in determining the allocation of the individual performance portion of the bonus in terms of the assessment of the level of performance of the individual participant and the resulting amount of bonus payable to that participant. The Compensation and Benefits Committee has the discretion to further reward executives who consistently demonstrate certain additional competencies. The total individual performance award is limited, however, to twice the target of the individual performance component of the bonus.

The incentive compensation under the STIP for our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, Chief Administrative Officer and General Counsel is based 70% on the achievement of our Company financial measures and 30% on individual objectives. The incentive compensation for our other named executive officers is based on the achievement of our Company and business group financial measures weighted 28% for achievement of Company goals, 42% for achievement of applicable business group goals, and 30% for achievement of individual objectives. The Compensation and Benefits Committee believes that this weighting encourages executives to collaborate across business groups and functions in order to achieve business objectives at the enterprise level as well as in their own business group. The incentive compensation for our executives is based on threshold, target and maximum goals for business groups and for our Company as a whole.

Subject to the discretion of the Compensation and Benefits Committee, the achievement of the threshold, target and maximum goals results in a cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentages of base salary to be paid out upon the achievement of various levels of goal achievement are determined based on competitive market data for each executive position. Results that fall in between the threshold, target and maximum goals are extrapolated from those points to determine the actual cash incentive award for the executive. Performance goals for executive officers under the STIP are determined in the first quarter of the year.

Payments under the STIP are subject to a “clawback” policy under which our Company will require, to the extent practicable upon the occurrence of specified events, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such named executive officer, taking into account the restated financial results or otherwise corrected performance results.

Long-Term Equity Incentives

Equity ownership plays a key role in aligning the interests of executives with our stockholders. Our long-term incentive plan provides a means through which our Company may attract the best talent to become our employees, to encourage our employees to engage in the business strategy and success of our Company, and to provide a retention tool through vesting requirements for executives. Accordingly, the Compensation and Benefits Committee has granted equity awards to our executives on an annual basis under our long-term incentive plan. Equity grants are also periodically made to new employees and to existing employees in connection with promotions. In order to ensure continued ownership of the equity granted under the long-term incentive grants, we have instituted stock ownership guidelines for our executive officers as discussed on page 32 under the caption “Stock Ownership Guidelines for Executive Officers.”

In March 2011, our Compensation and Benefits Committee implemented several fundamental changes for 2011 with respect to annual equity awards to be granted under our long-term incentive plan for our executive officers. Historically, including with respect to the equity awards granted in 2010, the Compensation and Benefits Committee has structured the long-term equity incentive program such that the awards consist of three components: options to purchase shares of our common stock, restricted stock awards, and performance-based restricted stock units. With respect to 2010 awards, the overall value of the long-term incentive was allocated one-third to each of the three components. Although this mix of awards aligns each executive’s goals with the intermediate and long-term goals of our stockholders and provides an incentive to the executive to drive long-term performance over the vesting and payment periods embedded in the award, our Compensation and Benefits Committee restructured the mix of awards in 2011 for our executive officers to further emphasize pay for performance. Specifically, the mix of equity awards under the long-term incentive program was restructured for 2011 to eliminate annual time-based restricted stock awards for our executive officers. The 2011 annual awards under this program for our executive officers will consist of two components: options to purchase shares of our common stock; and performance-based restricted stock units. The overall value of the long-term incentive will be allocated one-half to each of these two components. We believe this restructuring of the mix of awards for our executive officers for 2011 places greater importance on our Company’s profitable performance because both stock options and performance-based restricted stock units only have value if our share price appreciates. The Compensation and Benefits Committee plans to evaluate the 2011 annual grant program prior to the issuance of the 2012 annual grants.

Options awarded under the plan prior to the modifications, as well as options awarded under the modified plan, will vest annually in equal installments over a three-year period and have an exercise price equal to the closing price of our common stock on the date of grant.

As noted above, for annual grants issued in 2011, we are discontinuing the use of annual time-based restricted stock awards for our executive officers. Previously granted time-based restricted stock awards, including those granted in 2010, vest in full on the third anniversary of the date of grant and are valued using the closing price of our common stock on the date of grant. Restricted stock awards are subject to forfeiture and cancellation if the named executive officer’s employment is terminated prior to vesting.

Performance-based restricted stock units awarded prior to the 2011 modifications to our long-term incentive plan for our executive officers vest in full on the third anniversary of the date of grant and are valued using the closing price of our common stock on the date of grant. These awards are subject to forfeiture or cancellation if the named executive officer’s employment is terminated prior to vesting and are tied to the achievement of a pre-determined three-year relative performance metric approved by the Compensation and Benefits Committee based upon Total Shareholder Return (“TSR”) relative to the comparator group of companies listed on page 24. The formula to determine TSR follows:

TSR = Change in Stock Price plus dividends paid over the performance period
Beginning Stock Price

“Change in Stock Price” is the difference between the Ending Stock Price and the Beginning Stock Price.
“Beginning Stock Price” is the average closing stock price for the 30 consecutive trading days ending on the date that is one trading day immediately before the first day of the performance period.
“Ending Stock Price” is the average closing stock price for the 30 consecutive trading days ending on the last trading day of the performance period.

At the conclusion of the performance period, our Company’s TSR is calculated for that period and compared to the TSR achieved by the publicly-traded companies included in our comparator group. Our Company’s percentile rank is then assigned based on its relative TSR achievement. At the end of the three-year performance period, each executive officer will be awarded shares, if any, equal to a percentage of the pre-determined target shares for that executive ranging from 0% to 200% as determined by our percentile rank against the comparator group. For the period 2008 to 2010, the TSR achieved through December 31, 2010, the third performance year, was negative 0.39; this was below the 25th percentile and means no shares were awarded. For the period 2009 to 2011, the TSR achieved through December 31, 2010, the second performance year, was negative 0.16; this was under the 25th percentile of the comparator group. For the period 2010 to 2012, the TSR achieved through December 31, 2010, the first performance year, was 14.0%; this is between the 25th and 50th percentile of the comparator group.

As a result of the recent modifications to the long-term incentive program with respect to annual equity awards to be granted to our executive officers in 2011, annual performance-based restricted stock units are now tied to the achievement of a new performance metric — Earnings per Share (“EPS”) from continuing operations over a one year period. Annual performance-based restricted stock units awarded under the modified design continue to vest in full on the third anniversary of the grant date and are subject to forfeiture or cancellation if the named executive officer’s employment is terminated prior to vesting. These awards are valued using the closing price of our common stock on the date of grant.

We believe the change from relative TSR to EPS from continuing operations is consistent with our turnaround strategy by setting one year goals and focusing on absolute, rather than relative, share price appreciation. Additionally, we believe this modification recognizes the urgency and importance of 2011 by putting all shares awarded to executive officers under this component of the long-term incentive program at risk based on 2011 performance.

The Compensation and Benefits Committee may grant other equity incentives, on a case-by-case basis, as deemed appropriate. For example, the Compensation and Benefits Committee may award restricted stock units to our employees, international executives in particular, in substitution for one or more components of the standard grant described above to promote long-term performance and employee retention. Award value and type of grant will take into account applicable law, administrative issues and competitive market data for the specific country at issue.

For a general description of the award agreement provisions setting forth certain Company payment obligations with respect to specified termination events including death, disability, retirement and change in control, please see page 41 of this proxy statement in the section titled “Executive Compensation in the Last Fiscal Year” under the heading titled “Other Potential Post-Employment Payments.”

Retirement and Health and Welfare Benefits

We recognize that our employees are the driving force behind the profitable growth of our Company and that our ability to sustain our success is dependent on each individual’s well-being. To that end we offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees, including our executive officers.

•	Retirement Plans In January 2007, we introduced two plans, the Retirement Savings Plan and the Savings Restoration Plan. Certain executives also continue to participate in defined benefit plans that have been frozen for service effective December 31, 2006, and will be frozen for wage increases effective December 31, 2016.

The Retirement Savings Plan is a defined contribution plan that combines a 401(k) plan with a points-weighted Company contribution. Under this plan, an executive receives a Company-paid retirement contribution that is based on years of service, age and employee status, and is paid as a percentage between 1% and 4% of his or her eligible compensation. Generally, an executive is eligible to receive a Company-matching contribution of up to 50% of the first 6% of his or her compensation that he or she voluntarily determines to contribute to the plan. This Company-matching contribution was suspended in 2009, but reinstated effective January 1, 2010.

Upon a voluntary employee deferral, the non-qualified Savings Restoration Plan restores Company contributions limited under the Internal Revenue Code through a notional Company contribution and notional earnings from investments.

Based upon age and years of service as of December 31, 2006, Ms. Sherman and Messrs. Janek and Weber received a supplemental transitional contribution equal to 2% of their eligible compensation in 2009 and 2008 to the Retirement Savings Plan and the Savings Restoration Plan.

•	Health and Welfare Plans Executives participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to eligible employees.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Compensation and Benefits Committee feels are reasonable and consistent with its overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Compensation and Benefits Committee periodically reviews the levels of perquisites provided. Perquisites provided may include:

•	Vehicle Allowances Executives receive a monthly vehicle allowance benefit in an amount that is consistent with the executive’s position and level in the organization and prevailing market practices.

•	Relocation Assistance The Compensation and Benefits Committee has authorized, on a case-by-case basis, reimbursement of relocation expenses pursuant to our Executive Relocation Reimbursement Program or as otherwise approved by the Compensation and Benefits Committee.

The Compensation and Benefits Committee may approve additional perquisites on an individual basis at its discretion.

Setting Actual Compensation for the Named Executive Officers

The specific compensation decisions made for each of the named executives for 2010 and year-to-date in 2011 reflect our management’s and our Compensation and Benefits Committee’s assessments of performance against market benchmarks, performance relative to Company and business group financial and operational measurements and achievement of individual performance objectives. Our compensation actions for our named executive officers are summarized below.

With respect to the final compensatory arrangement for Mr. Osborne, please also see the sections titled “Executive Compensation in the Last Fiscal Year” under the headings “Additional Information about the Compensation Paid to the Named Executive Officers” and “Other Potential Post-Employment Payments,” beginning on pages 37 and 41, respectively, of this proxy statement.

Base Salary

In determining base salary increases, the Compensation and Benefits Committee reviews performance, level of responsibility and actual salary as compared to the targeted level (50th percentile) of competitive market data as represented by our comparator group. The base salaries of our executive officers were generally set at the 50th percentile of competitive market data or above in 2010, although Ms. Sherman’s 2010 ending salary was 7% below the 50th percentile when compared to other similar positions in the comparator group and Mr. Janek’s 2010 salary was 18% below the 50th percentile when compared to similar positions in the comparator group. Due to economic position and our overall financial performance, the Compensation and Benefits Committee approved modest annual base salary adjustments for 2010 as shown in table below (see the Summary Compensation Table on page 34 for actual base salary compensation paid in 2010).

			Percentage Increase
			in Annual
	2009 Annual	2010 Annual	Base Salary between
Named Executive Officer	Base Salary	Base Salary	2009 and 2010
Dennis J. Martin(1)	N/A	$650,000	N/A

William H. Osborne(2)	$650,000	$663,000	2%

William G. Barker, III	$325,000	$333,100	2.5%

David E. Janek	$220,000	$250,000	13.6	%(3)

Jennifer L. Sherman	$279,231	$325,000	16.4	%(4)

Mark D. Weber	$305,784	$313,384	2.5%

(1)	Mr. Martin’s initial base salary was set at $650,000 in connection with his appointment as the Company’s President and Chief Executive Officer on October 30, 2010.

(2)	Effective October 29, 2010, Mr. Osborne resigned as President and Chief Executive Officer of our Company.

(3)	Mr. Janek’s base salary was $220,000 per annum until his promotion in March 2010 from Vice President and Controller to President of the Safety and Security Systems Group. In connection with his promotion, Mr. Janek’s base salary was increased 13.6% to $250,000.

(4)	Ms. Sherman received a 3.1% merit increase in early 2010, which increased her base salary from $279,231 to $287,931. Ms. Sherman’s merit increase in early 2010 was higher than the other named executive officers in 2010 because Ms. Sherman’s salary fell below the 25th percentile when compared to other general counsel positions in our comparator group. Effective November 2010, Ms. Sherman’s salary was increased to $325,000 (an increase of 12.9%) as a result of her promotion to Chief Administrative Officer.

In connection with Mr. Martin’s appointment as an executive officer of the Company, his initial base salary of $650,000 was determined based upon his experience and information regarding comparable positions in our comparator group.

For 2011, the base salaries of our executive officers were generally set at the 50th percentile of competitive market data and range within 5% of the 50th percentile, except for Mr. Janek, whose base salary is 15% below the 50th percentile. Mr. Janek was promoted to his new role in March 2010. In February 2011, the Compensation and Benefits Committee approved increases in base salaries for the named executive officers for fiscal 2011, as shown in the table below.

			Percentage Increase
			in Annual
	2010 Annual	2011 Annual	Base Salary between
Named Executive Officer	Base Salary	Base Salary	2010 and 2011
Dennis J. Martin	$650,000	$669,500	3%

William H. Osborne(1)	$663,000	N/A	N/A

William G. Barker, III	$333,100	$343,093	3%

David E. Janek	$250,000	$265,000	6	%(2)

Jennifer L. Sherman	$325,000	$334,750	3%

Mark D. Weber	$313,384	$322,786	3%

(1)	Effective October 29, 2010, Mr. Osborne resigned as President and Chief Executive Officer of our Company.

(2)	Mr. Janek’s merit increase in early 2011 was higher than the other named executive officers because Mr. Janek’s 2010 annual base salary was 15% below the 50th percentile when compared to similar positions in the comparator group.

Annual Cash Incentive Payments — Short-Term Incentive Bonus Plan

Financial-Based Incentive Compensation  The Compensation and Benefits Committee approves all awards to named executive officers. The Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. For 2010, the earnings component under the STIP at the Company level was based on consolidated income before income taxes. Our Company’s cash flow financial measure was based on consolidated net cash provided from continuing operations. The threshold, target and maximum goals along with the Company’s actual performance with respect to these goals are set forth in the tables below. Consistent with our pay for performance philosophy, and in light of the poor financial results achieved at the Company level, none of our named executive officers will receive bonus payments based on Company financial performance for 2010. In keeping with our goal of rewarding Business Unit achievement, Messrs. Janek and Weber each received a financially-based bonus reflecting the solid performances by the business segments for which they serve as Presidents.

At the business group level, the earnings component was based on earnings before interest and taxes. The business group cash flow measure was based on average primary working capital as a percentage of sales (the sum of accounts receivable and inventory less accounts payable and customer deposits divided by net sales for the year). In fiscal 2009, the Board determined that each business group would also be required to show improved primary working capital from year-end 2009 to year-end 2010 as an additional business group financial measure.

As shown in the tables below, the Environmental Solutions Group achieved in excess of the maximum goal under the earnings measure and achieved between the target and maximum goals with respect to the cash flow measure resulting in a bonus payment to Mr. Weber in the amount of $155,012. The Safety and Security Systems Group achieved earnings and cash flows between the threshold and target goals resulting in a bonus payment to Mr. Janek in the amount of $45,169. Additionally, primary working capital improved dollar-for-dollar from 2009 to 2010 in each of these groups, which satisfied the threshold requirement for bonus eligibility for Messrs. Weber and Janek.

2010 STIP — Financial-Based Incentive Earnings Measures and Actual Performance
(dollars in millions)

	Threshold	Target	Maximum	Actual
Federal Signal Corporation	$19.9	$26.5	$33.2	$10.1

Environmental Solutions Group	$10.2	$13.6	$17.0	$17.4

Safety and Security Systems Group	$18.9	$25.2	$31.5	$22.8

2010 STIP — Financial-Based Incentive Cash Flow Measures and Actual Performance
(dollars in millions)

	Threshold	Target	Maximum	Actual
Federal Signal Corporation	$39.6	$52.8	$65.9	$34.6

Environmental Solutions Group	23.5%	20.4%	17.3%	17.7%

Safety and Security Systems Group	25.3%	20.2%	15.2%	20.6%

Mr. Osborne resigned as our President and Chief Executive Officer effective October 29, 2010. Mr. Osborne received certain severance payments pursuant to an agreement entered into with our Company, as more fully described in the section titled “Executive Compensation in the Last Fiscal Year” under the headings “Additional Information about the Compensation Paid to the Named Executive Officers” and “Other Potential Post-Employment Payments,” beginning on pages 37 and 41, respectively, of this proxy statement.

Individual Performance-Based Incentive Compensation  For 2010 under the STIP, the Compensation and Benefits Committee, in determining the individual performance-based bonuses for our named executive officers, considered: (i) input from the Chief Executive Officer; (ii) personal observations on performance; and (iii) the named executive officer’s achievement of individual objectives as measured by our Company’s PEP system. In addition, the Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers. The Compensation and Benefits Committee also has the discretion to further reward outstanding contributors who demonstrate certain additional competencies.

Aggregate Targets and Actual Incentive Compensation  As set forth below, for fiscal 2010, the target annual bonus opportunity for Messrs. Martin and Osborne were set at 100% of their base salary and the target opportunities for Messrs. Barker, Janek and Weber were set at 60% of their base salaries. Ms. Sherman’s target annual bonus opportunity was set at 55% of her base salary.

2010 STIP — Aggregate Targets

			Target
	Target Bonus	Target	Individual
	Opportunity as	Financial-	Performance-
	Percentage of	Based	Based	Total Target
	Salary	Incentive	Incentive	Incentive
Name	(%)	($)	($)	($)
Dennis J. Martin	100%	$75,000	$32,143	$107,143

William H. Osborne	100%	$464,100	$198,900	$663,000

William G. Barker, III	60%	$139,902	$59,958	$199,860

David E. Janek	60%	$105,000	$45,000	$150,000

Jennifer L. Sherman	55%	$125,125	$53,625	$178,750

Mark D. Weber	60%	$131,621	$56,409	$188,030

The annual incentive bonuses paid to our executive officers for 2010 performance under the financial-based and individual performance-based measures were as follows:

2010 STIP — Aggregate Payments

	Payment Based	Payment Based	Payment Based
	on Company	on Business Unit	upon Individual	Total STIP
	Performance	Performance	Performance	Payment
Name	($)	($)	($)	($)
Dennis J. Martin(1)	$0	$—	$32,143	$32,143

William H. Osborne(2)	$—	$—	$—	$—

William G. Barker, III	$0	$—	$59,958	$59,958

David E. Janek	$0	$45,169	$42,036	$87,205

Jennifer L. Sherman	$0	$—	$107,250	$107,250

Mark D. Weber	$0	$155,012	$67,691	$222,703

(1)	Mr. Martin became our President and Chief Executive Officer effective October 30, 2010. Mr. Martin was awarded 100% of his individual performance target based on actual base salary received in 2010.

(2)	Mr. Osborne no longer serves as our President and Chief Executive Officer, effective October 29, 2010. Mr. Osborne has received certain severance payments pursuant to an agreement entered into with our Company, as more fully described in the section titled “Executive Compensation in the Last Fiscal Year” under the headings “Additional Information about the Compensation Paid to the Named Executive Officers” and “Other Potential Post-Employment Payments,” beginning on pages 37 and 41, respectively, of this proxy statement.

For fiscal 2011, the target annual bonus opportunity for Mr. Martin remained at 100% of his base salary. The target annual bonus opportunities for Messrs. Barker, Janek and Weber remained the same as 2010 at 60% of their base salaries. Ms. Sherman’s target annual bonus opportunity increased from 55% of her base salary in 2010 to 60% of her base salary in 2011.

Long-Term Equity Incentives

In April 2010, the Compensation and Benefits Committee granted equity incentive awards in the form of one-third options, one-third restricted stock and one-third performance-based restricted stock units as specified below.

•	Mr. Osborne, Mr. Barker, Mr. Janek, Ms. Sherman, and Mr. Weber received options to purchase 62,300, 18,600, 15,500, 20,200, and 17,100 shares of our common stock, respectively, at an exercise price of $10.04 per share, the closing share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant.

•	Mr. Osborne, Mr. Barker, Mr. Janek, Ms. Sherman, and Mr. Weber received restricted stock awards of 26,652, 7,968, 6,640, 8,632, and 7,304 shares of our common stock, respectively. The restricted shares vest fully on the third anniversary of the date of the grant.

•	Mr. Osborne, Mr. Barker, Mr. Janek, Ms. Sherman, and Mr. Weber received performance-based restricted stock units of 26,652, 7,968, 6,640, 8,632, and 7,304 shares of our common stock, respectively. Each performance-based restricted stock unit represents a right to receive up to two shares of our common stock based upon achieving a three-year performance metric during the performance period 2010-2012.

All equity incentive awards granted to Mr. Osborne during 2010 were forfeited in connection with his resignation as President and Chief Executive Officer effective October 29, 2010. In connection with his appointment as our President and Chief Executive Officer, on October 30, 2010, Mr. Martin received options to purchase 90,875 shares of our common stock at an exercise price of $5.39 per share, the closing price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant. Mr. Martin was also granted a restricted stock award of 31,076 shares of our common stock, which shares vest fully on the third anniversary of the date of grant.

The Compensation and Benefits Committee has not yet granted equity awards for 2011. The Company determined to delay these awards in order to: (i) complete a market analysis of our executive officer compensation practices to ensure our equity distributions are aligned with the market; and (ii) explore a new mix of alternative long-term incentive awards for our executive officers. As a result, for 2011, the Compensation and Benefits Committee has restructured the mix of annual long-term incentive awards for our executive officers to consist of

50% options to purchase shares of our common stock and 50% performance-based restricted stock units for our executive officers. Time-based restricted stock will not be granted in 2011 to our executive officers pursuant to the long-term equity plan for annual equity grants. The new mix of awards as well as other changes to the long-term equity incentive program are more fully described in the section titled “Long-Term Equity Incentives” beginning on page 26 of this proxy statement.

Perquisites and Other Benefits

Vehicle Allowances  In 2010, Messrs. Martin, Osborne and Janek received vehicle allowances totaling $2,300, $11,500 and $11,000, respectively. Each of the other named executive officers received a vehicle allowance of $11,400 in 2010.

Financial/Tax Preparation Services  Pursuant to his employment agreement, Mr. Osborne was reimbursed for the services of a financial and estate planning advisor in the amount of $6,725 in 2010.

Club Membership Fees  During 2010, Messrs. Martin, Osborne and Weber received reimbursement for certain club membership fees in the aggregate amounts of $475, $1,350 and $350, respectively.

Miscellaneous Allowances  During 2010, Mr. Weber was reimbursed for expenses relating to approved spousal travel in the amount of $482.

Stock Ownership Guidelines for Executive Officers

Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Until the target ownership is met, our executive officers are not permitted to sell shares of our common stock, although tendering of shares to pay taxes upon the vesting of shares of restricted stock or for the exercise price upon the exercise of stock options is allowed along with sales of common stock held in the Company’s Retirement Savings Plan and the Savings Restoration Plan. Shares held beneficially, shares held under Company plans and unvested shares of restricted stock will count toward the ownership target. Stock ownership value is calculated annually using the average stock price of our common stock for the prior six month period; provided, however, that once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact that determination. In February 2011, our policy was modified to provide that each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits

In 2009, our Board adopted a compensation policy regarding tax gross-up payments and limitations of severance benefits. This compensation policy provides, among other things:

•	In connection with any employment agreement, severance agreement or change in control agreement entered into with any named executive officer subsequent to the adoption of this compensation policy, we will not make or agree to make any tax gross-up payments to such named executive officer, except for such gross-up provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•	Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with a named executive officer that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the named executive officer’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the named executive officer’s current target bonus, or the highest annual bonus awarded to the named executive officer in any of the three years preceding the year in which the named executive officer’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy will not alter the terms of any agreement or compensation or benefit plan in effect on the date of adoption of the policy.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Compensation and Benefits

Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Compensation and Benefits Committee believes that it is important and necessary that the Compensation and Benefits Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Compensation and Benefits Committee’s view, such arrangements are in the best interests of our Company and our stockholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The responsibilities of the Compensation and Benefits Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation and Benefits Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management; and

•	following such review, the Compensation and Benefits Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE

BRENDA L. REICHELDERFER, CHAIRMAN

PAUL W. JONES	JOSEPH R. WRIGHT

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned during the fiscal years ended December 31, 2008, 2009 and 2010 for Dennis J. Martin, our President and Chief Executive Officer appointed October 30, 2010; William H. Osborne, our former President and Chief Executive Officer who resigned effective October 29, 2010; William G. Barker, III, our Senior Vice President and Chief Financial Officer; and the three other most highly compensated executive officers of our Company who were serving as executive officers at the end of fiscal 2010. Mr. Osborne is entitled to certain severance payments pursuant to an agreement entered into with our Company, as more fully described in the section titled “Executive Compensation in the Last Fiscal Year” under the headings “Additional Information about the Compensation Paid to the Named Executive Officers” and “Other Potential Post-Employment Payments,” beginning on pages 37 and 41, respectively, of this proxy statement.

Summary Compensation Table for Fiscal Years 2008, 2009 and 2010

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings($)(5)	($)(6)	Total ($)
Dennis J. Martin,	2010	$108,333	$—	$167,500	$167,492	$32,143	$—	$5,420	$480,888
President and Chief	2009	$—	$—	$—	$—	$—	$—	$—	$—
Executive Officer(7)	2008	$—	$—	$—	$—	$—	$—	$—	$—

William H. Osborne,	2010	$549,250	$—	$681,225	$231,501	$—	$—	$2,250,360	$3,712,336
former President and Chief	2009	$617,500	$—	$469,248	$201,912	$390,137	$—	$262,452	$1,941,249
Executive Officer	2008	$192,083	$763,000	$891,651	$366,669	$34,525	$—	$382,146	$2,630,074

William G. Barker, III,	2010	$331,075	$—	$203,662	$69,116	$59,958	$—	$38,756	$702,567
Senior Vice President	2009	$325,000	$—	$130,209	$55,648	$136,890	$—	$18,571	$666,318
and Chief Financial	2008	$18,541	$—	$25,004	$8,320	$2,344	$—	$665	$54,874
Officer

David E. Janek,	2010	$245,000	$—	$169,718	$57,596	$87,205	$6,727	$39,227	$605,473
President, Safety and Security	2009	$—	$—	$—	$—	$—	$—	$—	$—
Systems Group	2008	$—	$—	$—	$—	$—	$—	$—	$—

Jennifer L. Sherman,	2010	$288,845	$—	$220,634	$75,061	$107,250	$21,728	$57,994	$771,512
Senior Vice President,	2009	$279,231	$—	$145,792	$74,139	$160,953	$27,218	$32,376	$719,709
Chief Administrative Officer,	2008	$277,528	$25,000	$115,353	$55,062	$30,715	$9,413	$64,483	$577,554
and General Counsel(8)

Mark D. Weber,	2010	$311,484	$—	$186,690	$63,542	$222,703	$—	$29,969	$814,388
President,	2009	$305,196	$—	$120,178	$51,700	$101,584	$—	$29,289	$607,947
Environmental	2008	$301,457	$—	$195,870	$94,050	$36,694	$—	$86,073	$714,144
Solutions Group

(1)	Includes, with respect to Mr. Osborne in 2008, a signing bonus and a housing allowance of $500,000 and reimbursement of $263,000 for a retention bonus Mr. Osborne repaid to his former employer. In 2008, Ms. Sherman received a special bonus in the amount of $25,000 as a performance award and in connection with her April 2008 promotion to the position of Senior Vice President, Human Resources in addition to her existing position as our General Counsel.

(2)	The stock award values represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. These figures include amounts related to restricted stock awards and performance-based restricted stock units granted under our long-term incentive plan and discussed in further detail on page 26 in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The restricted stock awards are valued at the closing prices of our Company’s common stock on the date of grant. A “Monte Carlo” simulation model is used to estimate the fair value of performance-based restricted stock units, resulting in an estimated value of $15.52 for performance-based restricted stock units granted on April 26, 2010; $7.65 for performance-based restricted stock units granted on February 20, 2009; $25.01 for performance-based restricted stock units granted on September 15, 2008; and $12.78 for performance-based restricted stock units granted on February 22, 2008.

(3)	The option award values represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. These amounts reflect stock option grants awarded under our long-term incentive plan, discussed in further detail on page 26 in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $1.84 for options granted on October 30, 2010; $3.72 for options granted on April 26, 2010; $1.88 for options granted on February 20, 2009;

$4.88 for options granted on September 15, 2008; $3.03 for options granted on August 7, 2009; $2.14 for options granted on December 10, 2008; and $3.42 for options granted on February 22, 2008.

(4)	For year 2008, reflects the cash awards to the named individuals under the Economic Value program. For years 2009 and 2010, reflects the cash awards to the named individuals under the STIP. For a description of these programs, see page 24 in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(5)	Reflects the actuarial increase in the present value of the named executive officers’ benefits under all pension plans, including supplemental pension plans, established by our Company determined using interest rate and mortality rate assumptions consistent with those used in our Company’s financial statements, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All Other Compensation in 2010 includes the following aggregate perquisites and other items.

				Savings
			Contribution to	Restoration
		Auto	Retirement	Plan	Other
	Severance	Allowance	Savings	Contributions	Items	Totals
Name	($)	($)	Plans(w)	($)(w)	($)(x)	($)
Dennis J. Martin	$ —	$2,300	$2,437	$ —	$683	$5,420
William H. Osborne	$1,979,104 (z)	$11,500	$10,442	$240,199 (y)	$9,115	$2,250,360
William G. Barker, III	$ —	$11,400	$17,150	$9,582	$624	$38,756
David E. Janek	$ —	$11,000	$18,417	$9,388	$422	$39,227
Jennifer L. Sherman	$ —	$11,400	$16,374	$26,595	$3,625	$57,994
Mark D. Weber	$ —	$11,400	$17,150	$ —	$1,419	$29,969

(w)	The Company suspended the matching component under the 401(k) Plan and the Savings Restoration Plan in 2009, but reinstituted the matching component effective January 1, 2010.

(x)	Includes with respect to Mr. Martin, $475 for membership in the United Airlines Red Carpet Club and $208 for life insurance premium payments. Includes with respect to Mr. Osborne, $350 for membership in the United Airlines Red Carpet Club, $1,000 for membership in the Economic Club of Chicago, $6,725 for financial/tax preparation services and $1,040 for life insurance premium payments. For Mr. Weber, includes $350 for the United Airlines Red Carpet Club, $482 for approved spouse travel and $587 for life insurance premium payments. For Ms. Sherman, includes $3,089 in retroactive pay and $536 in life insurance premium payments. With respect to Messrs. Barker and Janek, amounts represent the dollar value of life insurance premium payments made by our Company for their benefit.

(y)	With respect to Mr. Osborne, our Company was obligated on September 15 of each year during his employment with our Company to credit his Savings Restoration Plan account in the additional amount of $200,000 per year through 2017. As a result of Mr. Osborne’s resignation, he will not be entitled to receive these remaining Savings Restoration Plan account payments after the 2010 payment. In 2010, Mr. Osborne also received a Company-paid retirement contribution in the amount of $40,199 based on his years of service, age and employee status.

(z)	Includes the following severance components for Mr. Osborne: cash severance, $1,326,000; pro-rata payment of his 2010 target STIP bonus and unused vacation, $560,676; continuation of health and welfare benefits, $28,628; automobile allowance, $13,800; and up to $50,000, outplacement services.

(7)	Compensation received in 2010 by Mr. Martin as a director prior to his appointment as our President and Chief Executive Officer is set forth under the heading “Director Compensation in the Last Fiscal Year” beginning on page 15 of this proxy statement.

(8)	The “Stock Awards” and “Option Awards” columns include, with respect to Ms. Sherman in 2009, a special equity bonus awarded under our Company’s 2005 Executive Incentive Compensation Plan in connection with her outstanding performance, competitive factors and in recognition of her efforts on behalf of our Company in connection with specified events. This award, when granted, was valued at approximately $150,000, consisting of: (i) a stock option valued at approximately $75,000 using the Black-Scholes valuation model to purchase 14,479 shares of our Company’s common stock at an exercise price of $8.53 per share, the closing price of our Company’s common stock on August 7, 2009, the award date; and (ii) 8,793 shares of restricted common stock of our Company valued at approximately $75,000 based on the closing price of our Company’s common stock on the date of award. The restricted stock shares will fully vest on the third anniversary of the date of the award.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2010 for the named executive officers:

Grants of Plan-Based Awards in 2010

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under						Number	Number of	or Base	Fair Value
		Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity			of Shares	Securities	Price of	of Stock
		(1)			Incentive Plan Awards(2)			of Stock	Underlying	Option	and Option
	Grant							or Units	Options	Awards	Awards
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	(3)
Dennis J. Martin(4)		$53,572	$107,143	$214,286	—	—	—	—	—	—	—

	10/30/10	—	—	—	—	—	—	31,076	—	—	$167,500

	10/30/10	—	—	—	—	—	—	—	90,875	$5.39	$167,210

William H. Osborne		$331,500	$663,000	$1,326,000	—	—	—	—	—	—	—

	04/26/10	—	—	—	6,663	26,652	53,304	—	—	—	$413,639

	04/26/10	—	—	—	—	—	—	26,652	—	—	$267,586

	04/26/10	—	—	—	—	—	—		62,300	$10.04	$231,756

William G. Barker, III		$99,930	$199,860	$399,720	—	—	—	—	—	—	—

	04/26/10	—	—	—	1,992	7,968	15,936	—	—	—	$123,663

	04/26/10	—	—	—	—	—	—	7,968	—	—	$79,999

	04/26/10	—	—	—	—	—	—		18,600	$10.04	$69,192

David E. Janek		$75,000	$150,000	$300,000	—	—	—	—	—	—	—

	04/26/10	—	—	—	1,660	6,640	13,280	—	—	—	$103,053

	04/26/10	—	—	—	—	—	—	6,640	—	—	$66,666

	04/26/10	—	—	—	—	—	—	—	15,500	$10.04	$57,660

Jennifer L. Sherman		$89,375	$178,750	$357,500	—	—	—	—	—	—	—

	04/26/10	—	—	—	2,158	8,632	17,264	—	—	—	$133,969

	04/26/10	—	—	—	—	—	—	8,632	—	—	$86,665

	04/26/10	—	—	—	—	—	—	—	20,200	$10.04	$75,144

Mark D. Weber		$94,015	$188,030	$376,061	—	—	—	—	—	—	—

	04/26/10	—	—	—	1,826	7,304	14,608	—	—	—	$113,358

	04/26/10	—	—	—	—	—	—	7,304	—	—	$73,332

	04/26/10	—	—	—	—	—	—	—	17,100	$10.04	$63,612

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments” in this proxy statement beginning on page 24.

(2)	These columns include information regarding only performance-based restricted stock unit grants. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified total stockholder return (“TSR”) performance target relative to the comparator group is reached. The “Maximum” column represents the full payout potential under the plan if our three-year TSR is highest among all of the companies in the comparator group. Shares are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% determined by percentile rank. For a more detailed discussion of the performance-based restricted stock unit grants, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading titled “Long-Term Equity Incentives” beginning on page 26 of this proxy statement.

(3)	The grant date fair values are calculated based upon FASB ASC Topic 718. Shares in the form of restricted stock are valued at the closing price of our Company’s common stock on the date of the grant. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $3.72 for options granted on April 26, 2010 and $1.84 for options granted on October 30, 2010. A “Monte Carlo” simulation model is used to estimate the fair value of performance-based restricted stock units, resulting in an estimated value of $15.52 for performance-based restricted stock units granted on April 26, 2010.

(4)	Mr. Martin’s awards were made in connection with his appointment as our President and Chief Executive Officer on October 30, 2010.

Additional Information about the Compensation Paid to the Named Executive Officers

Mr. Osborne resigned as our President and Chief Executive Officer effective October 29, 2010. Pursuant to an agreement entered into with our Company, Mr. Osborne received a cash payout totaling $560,676 reflecting the prorated payout of his 2010 short term incentive plan bonus and payout of unused vacation. Additionally, per the agreement, Mr. Osborne is entitled to receive a cash payment in the aggregate amount of $1,326,000 equal to the sum of (i) Mr. Osborne’s current base salary (i.e., $663,000), and (ii) Mr. Osborne’s target annual bonus for 2010 (i.e., $663,000), less any applicable taxes including federal, state and local employment withholding taxes that are payable in connection with this amount. The parties agreed that this amount (i.e., $1,326,000) would be paid as follows: (a) one cash payment on May 2, 2011 in the amount of $663,000; and (b) six additional equal consecutive monthly installments of $110,500 beginning in May 2011 and ending in October 2011. Mr. Osborne is entitled to receive health benefits at the same coverage level and cost as in effect prior to his termination of services for up to an additional eighteen months. Mr. Osborne is also entitled to continue to receive an automobile allowance in the aggregate amount of $13,800, payable $6,900 on May 2, 2011 and the remaining balance monthly over a 6-month period beginning in May 2011 and ending in October 2011. Further, Mr. Osborne is entitled to receive up to $50,000 in outplacement services. Mr. Osborne had until January 29, 2011 to exercise previously vested stock options. Unvested stock options totaling 244,837, restricted stock awards totaling 84,811, and 79,643 performance-based restricted stock units were forfeited. Pursuant to the agreement, Mr. Osborne waived any rights to receive any severance pay under any severance/separation plan, policy or program maintained by our Company. Additionally, in consideration of the amounts paid to him, Mr. Osborne signed a general release with respect to his employment with and separation from employment with our Company and agreed not to compete with our Company for a period of 18 months or to solicit our employees for such period.

Information as to Equity Awards

Outstanding Equity Awards at Fiscal Year-End  The following table sets forth information concerning outstanding equity awards held by the named executive officers as of the completed 2010 fiscal year:

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
				Equity					Number of	Payout
				Incentive				Market	Unearned	Value of
			Number of	Plan Awards:				Value of	Shares,	Unearned
		Number of	Securities	Number of			Number of	Shares or	Units, or	Shares,
		Securities	Underlying	Securities			Shares or	Units of	Other	Units, or
		Underlying	Unexercised	Underlying			Units of	Stock that	Rights that	Other
		Unexercised	Options (#)	Unexercised	Option	Option	Stock that	Have Not	Have Not	Rights that
		Options (#)	Unexercisable	Unearned	Exercise	Expiration	Have Not	Vested	Vested	Have Not
Name	Grant Date	Exercisable	(1)	Options(#)	Price($)(2)	Date	Vested (#)(3)	($)(4)	(#)(5)	Vested ($)
Dennis J. Martin	03/12/08	—	5,000	—	$12.39	03/12/2018	—	—	—	—

	10/30/10	—	90,875	—	$5.39	10/30/2020	31,076	$213,181	—	—

William H. Osborne(6)	09/15/08	50,092	—	—	$14.93	01/29/2011	—	—	—	—

	02/20/09	35,800	—	—	$6.68	01/29/2011	—	—	—	—

William G. Barker, III	12/10/08	2,592	1,296	—	$7.60	12/10/2018	3,290	$22,569	—	—

	02/20/09	9,867	19,733	—	$6.68	02/20/2019	9,300	$63,798	8,900	$61,054

	04/26/10	—	18,600	—	$10.04	04/26/2020	7,968	$54,660	7,968	$54,660

David E. Janek	07/18/02	10,000	—	—	$22.80	07/18/2012	—	—	—	—

	04/17/03	1,000	—	—	$16.02	04/17/2013	—	—	—	—

	02/12/04	1,750	—	—	$18.89	02/12/2014	—	—	—	—

	02/10/05	7,400	—	—	$16.01	02/10/2015	—	—	—	—

	02/08/06	7,850	—	—	$16.94	02/08/2016	—	—	—	—

	02/26/07	6,100	—	—	$16.10	02/26/2017	—	—	—	—

	02/22/08	10,267	5,133	—	$10.59	02/22/2018	4,900	$33,614	—	—

	02/20/09	6,034	12,066	—	$6.68	02/20/2019	5,700	$39,102	—	—

	04/26/10	—	15,500	—	$10.04	04/26/2020	6,640	$45,550	6,640	$45,550

Jennifer L. Sherman	02/01/01	1,000	—	—	$21.95	02/01/2011	—	—	—	—

	02/06/02	1,000	—	—	$23.21	02/06/2012	—	—	—	—

	02/06/03	5,000	—	—	$15.65	02/06/2013	—	—	—	—

	02/12/04	5,000	—	—	$18.89	02/12/2014	—	—	—	—

	03/10/04	5,000	—	—	$18.93	03/10/2014	—	—	—	—

	02/10/05	15,700	—	—	$16.01	02/10/2015	—	—	—	—

	02/08/06	13,525	—	—	$16.94	02/08/2016	—	—	—	—

	02/26/07	11,700	—	—	$16.10	02/26/2017	—	—	—	—

	02/22/08	10,734	5,366	—	$10.59	02/22/2018	5,100	$34,986	—	—

	02/20/09	5,367	10,733	—	$6.68	02/20/2019	5,100	$34,986	4,800	$32,928

	08/07/09	4,827	9,652	—	$8.53	08/07/2019	8,793	$60,320	—	—

	04/26/10	—	20,200	—	$10.04	04/26/2020	8,632	$59,216	8,632	$59,216

Mark D. Weber	02/01/01	1,000	—	—	$21.95	02/01/2011	—	—	—	—

	02/06/02	1,000	—	—	$23.21	02/06/2012	—	—	—	—

	04/17/03	10,000	—	—	$16.02	04/17/2013	—	—	—	—

	02/12/04	10,000	—	—	$18.89	02/12/2014	—	—	—	—

	02/10/05	22,700	—	—	$16.01	02/10/2015	—	—	—	—

	02/08/06	19,550	—	—	$16.94	02/08/2016	—	—	—	—

	02/26/07	18,600	—	—	$16.10	02/26/2017	—	—	—	—

	02/22/08	18,334	9,166	—	$10.59	02/22/2018	8,600	$58,996	—	—

	02/20/09	9,167	18,333	—	$6.68	02/20/2019	8,600	$58,996	8,200	$56,252

	04/26/10	—	17,100	—	$10.04	04/26/2020	7,304	$50,105	7,304	$50,105

(1)	Stock options granted from 2005 to 2010 are subject to graded vesting over a three-year period from the date of grant.

(2)	Prior to 2007, the exercise price for each option grant was the lowest sale price of our common stock on the date of grant as opposed to our current methodology of using the closing price for our common stock, as reported by the New York Stock Exchange, on the date of option grant.

(3)	Restricted stock awards granted from 2005 through 2010 provide for vesting in full on the third anniversary of the grant date.

(4)	Based on the closing price of $6.86 per share of our common stock on December 31, 2010.

(5)	The shares in this column will vest if we achieve the threshold target relative to total stockholder return (“TSR”). The target is based on our TSR compared to the TSR of the comparator group over the three-year performance period. The final relative TSR goal will not be determined until the end of the three-year performance period, and the payout of this award could range from 0% to 200% of the performance-based restricted stock unit amount originally granted. The performance-based restricted stock units vest in full at the conclusion of the three-year performance period in 2011 for those awards granted in 2009, and in 2012 for those awards granted in 2010. For a more detailed discussion of the performance-based restricted stock unit grants, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” beginning on page 26 of this proxy statement.

(6)	Mr. Osborne had until January 29, 2011 to exercise previously vested stock options. Unvested stock options totaling 244,837, restricted stock awards totaling 84,811, and 79,643 performance-based restricted stock units were forfeited.

Option Exercises and Stock Vested in 2010  The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers:

	Option Awards(1)		Stock Awards(2)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Dennis J. Martin	—	—	—	—

William H. Osborne	—	—	—	—

William G. Barker, III	—	—	—	—

David E. Janek(3)	—	—	7,900	$68,343

Jennifer L. Sherman	—	—	5,500	$42,185

Mark D. Weber	—	—	8,800	$67,496

(1)	None of the named executive officers exercised any stock options during the year ended December 31, 2010.

(2)	Reflects the lapse of time-based restrictions pursuant to the terms of grant under our long-term incentive plan for the 2007 grant cycles. No amounts were deferred by the named executive officers.

(3)	Includes a special retention equity award received by Mr. Janek on February 20, 2009 under our Company’s 2005 Executive Incentive Compensation Plan. This award consisted of 5,000 shares of restricted common stock of our Company. Using the closing price of our common stock on the date of grant, $6.68, this award had an aggregate value of $33,400. This award vested in full on April 1, 2010.

Post Retirement Benefits

Pension Benefits Table in 2010  The following table sets forth information concerning the present value of accumulated pension benefits accrued by and any payments made to the named executive officers:

			Present Value of
		Number of Years	Accumulated	Payments During
	Plan Name	Credited Service	Benefit	Last Fiscal Year
Name	(1)	(#)	($)	($)
Dennis J. Martin	—	—	—	—

William H. Osborne	—	—	—	—

William G. Barker, III	—	—	—	—

David E. Janek	FSC Retirement Plan	3.5	$48,629	—

Jennifer L. Sherman	FSC Retirement Plan	11.0	$152,797	—

Mark D. Weber	—	—	—	—

(1)	This retirement plan, which has been frozen, provides retirement benefits for many salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis, and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal

Revenue Code, as amended, which limits the annual benefits which may be paid from a tax-qualified retirement plan. Participants under this plan are eligible to receive a supplemental transitional contribution to our 2007 Retirement Savings Plan and Savings Restoration Plan equal to 1% to 2% of their eligible compensation.

The normal retirement age under our retirement plan is age 65. Ms. Sherman and Mr. Janek are the only named executive officers who participate in this retirement plan. The annual pension earned by each is equal to 50% of her or his average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times her or his credited service years (to a maximum of 30 years). For purposes of the FSC Retirement Plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the Summary Compensation Table. Under the FSC Retirement Plan, Ms. Sherman and Mr. Janek are eligible to retire after age 55 after completing at least 10 years of service with our Company. However, in the event of such early retirement, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age is less than 65 years.

Non-Qualified Deferred Compensation Table in 2010  The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the named executive officers participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007. A pre-2007 plan account reflects the amounts, if any, credited on behalf of a participant under the plan prior to January 1, 2007, and notional gains, losses, expenses, appreciation and depreciation attributable thereto. Amounts in the participant’s pre-2007 plan account are notionally invested in the Federal Signal Corporation Stock Fund; investments are held in the Rabbi Trust.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution in	Contributions in	Earnings/Loss in	Withdrawals/	Balance at Last
Name	Last FY ($)(1)	Last FY ($)(2)	Last FY ($)(3)	Distributions ($)	FYE ($)(4)
Dennis J. Martin
Savings Restoration Plan	$0	$0	$0	$0	$0

William H. Osborne
Savings Restoration Plan	$80,397	$240,199	$76,900	$0	$750,101

William G. Barker, III
Savings Restoration Plan	$8,213	$9,582	$5,549	$0	$29,889

David E. Janek
Savings Restoration Plan	$18,105	$9,388	$(5,343)	$0	$42,651

Jennifer L. Sherman
Savings Restoration Plan	$39,471	$26,595	$16,639	$0	$155,637

Mark D. Weber
Savings Restoration Plan	$0	$0	$18,415	$0	$153,530
Rabbi Trust(5)	$0	$0	$295	$0	$1,908

(1)	For each of the named executive officers, amounts are included in the “Salary” column of the Summary Compensation Table on page 34.

(2)	Amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 34.

(3)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(4)	Includes the following amounts that were deferred during fiscal years 2009 and 2008, respectively, under the Savings Restoration Plan: Mr. Weber, $4,404, $88,610; Ms. Sherman, $22,077, $35,777; Mr. Janek, $1,725, $9,954; Mr. Barker, $6,588, $0; and Mr. Osborne, $256,843, $200,000.

(5)	The Rabbi Trust held the assets for a supplemental retirement savings plan. It has been replaced by the Savings Restoration Plan. Participation in this plan is frozen and no further contributions can be made. Mr. Weber is the only named executive officer with assets in the Rabbi Trust.

The Savings Restoration Plan is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, but could not be provided due to Internal Revenue Code qualified plan compensation limits.

Participants in the Savings Restoration Plan are individuals who have been designated by the Company’s Benefits Planning Committee. Under this plan a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under the plan will be credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Federal Signal common stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts, the Company-matching contributions and Company-paid contributions are accounted for on the Company’s financial statements as unfunded obligations of the Company which are paid in cash when benefit payments commence. Investments held by the Rabbi Trust are distributed in shares of the Company’s common stock. We suspended the matching component under the 401(k) Plan and the Savings Restoration Plan in fiscal 2009, but we reinstated the matching contributions effective January 1, 2010.

Generally, distribution of vested account balances occurs within six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years. Amounts in a participant’s pre-2007 plan account shall be distributed only in the form of Federal Signal Corporation common stock. Amounts in a participant’s other accounts under the plan which are invested at the participant’s direction in notional investment funds will be distributed to the participant in cash.

Other Potential Post-Employment Payments

Arrangements of Named Executive Officers

The tables on the following pages reflect the incremental cost to our Company of providing payments and benefits under the Executive General Severance Plan and the Change in Control Agreements, which are generally not available on a non-discriminatory basis, in connection with each of the aforementioned circumstances. The amounts shown in the tables assume that such termination occurs on December 31, 2010, and thus, only includes amounts earned through such time. Except with respect to Mr. Osborne, for whom the table reflects actual payments received upon his departure from our Company, the actual value of the payments and benefits received can only be determined at the time of separation. See page 45 of this section for additional discussion of the payments and benefits due to Mr. Osborne.

Material Conditions to Receipt of Payments  The receipt of payments and benefits upon separation from service in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason” are conditioned on the named executive officers’ compliance with the following restrictive covenants set forth in the Executive General Severance Plan:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for a twelve month period; and

•	Non-solicitation of employees for a twelve month period.

Payments under Executive General Severance Plan  Our Company has adopted an Executive General Severance Plan covering Messrs. Martin, Barker, Janek and Weber and Ms. Sherman that provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination with “Good Reason.” Mr. Osborne no longer participates by reason of his departure from our Company and has received certain severance payments pursuant to an agreement entered into with our Company, as more fully described in the section titled “Executive Compensation in the Last Fiscal Year” under the heading “Additional Information about the Compensation Paid to the Named Executive Officers” beginning on page 37 of this proxy statement.

In 2008, we amended our Executive General Severance Plan in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”  If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason,” he or she shall receive the following payments and benefits:

•	A cash payment equal to the sum of the named executive officer’s base salary and current target annual bonus;

•	Payment of a portion of the targeted annual bonus based on the number of days worked in the current year;

•	Continuation of health and welfare benefits for up to eighteen months following termination at the same premium cost and at the same coverage level to the executive as in effect as of the executive’s date of termination (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•	Right to exercise vested options within three months from date of termination (unvested options, performance-based restricted stock units, restricted stock awards and restricted stock units are forfeited); and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

If, however, the named executive officer is terminated by our Company for “Cause” or if the named executive officer voluntarily terminates his or her employment without “Good Reason,” our Company shall not provide the named executive officer with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Payments Made Upon Retirement  Our Company provides the following post-termination payments and benefits under the Executive General Severance Plan and award documents upon retirement:

•	Accrued and unpaid base salary through the date of retirement;

•	Right to exercise vested options within three years from date of termination (unvested options, restricted stock and restricted stock unit awards are forfeited);

•	Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

Payments Made Upon Death or Disability  In the event of death or disability, named executive officers shall receive the following payments and benefits from our Company under the Executive General Severance Plan and award documents:

•	Accrued and unpaid base salary through the date of termination;

•	Immediate vesting of all outstanding and unvested stock options. Named executive officers or their designated beneficiaries shall have the right to exercise such options for one year from the date of disability or death;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•	Immediate vesting of all performance-based restricted stock units with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Earned amounts under our Retirement Savings Plan and Savings Restoration Plan.

In addition to the benefits listed above, named executive officers will receive benefits under our non-discriminatory disability plan or payments under our group life insurance plan in the event of death or disability.

Payments Made Upon a Change in Control  Except with respect to Mr. Osborne, who left our Company and is subject to a severance agreement with our Company, we have entered into Executive Change-in-Control Severance Agreements with our other named executive officers that provide for certain payments in the event of a “Change in Control” of our Company and a qualifying termination. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Plan provide for accelerated vesting or a lapse of restrictions if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment with our Company. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change in Control (other than termination by us for “Cause,” voluntary termination by the executive without “Good Reason,” or by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we shall provide each named executive officer with the following severance benefits:

•	Payment of any accrued and unpaid salary and prorated annual cash incentive bonus target;

•	A lump-sum cash payment equal to two times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates, except with respect to Messrs. Martin and Janek, who will receive a lump-sum cash payment equal to 1.99 times their base salary and current annual target bonus opportunity;

•	A lump-sum cash payment equal to one times the sum of annual base salary and annual cash incentive bonus target as consideration for the eighteen month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards;

•	Continuation of medical insurance coverage for up to thirty-six months following termination at the same premium cost and at the same coverage level to the executive as in effect immediately prior to the termination of the executive’s employment (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to eighteen months at the same premium cost and at the same coverage level under the Company’s Executive General Severance Plan to the extent not duplicative; and

•	If the value of the cash payments and the continuation or acceleration of benefits upon termination under the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the executive would be entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes that arise on the additional payment; provided, however, that Messrs. Martin and Janek are not entitled to a “gross-up” payment pursuant to the compensation policy adopted in 2009 by the Board limiting tax gross-up payments. See the section titled “Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits” beginning on page 32 of this proxy statement.

In 2008, we amended our Executive Change-in-Control Severance Agreements in light of Section 409A of the Internal Revenue Code. To the extent required to comply with Section 409A of the Internal Revenue Code, any severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).

A “Change in Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	acquisition by any one person or group of beneficial ownership of forty percent (40%) or more of the combined voting power of our Company’s then outstanding securities;

•	replacement of the majority of the directors during any period of twenty-four consecutive months;

•	consummation of a merger or consolidation of our Company with another corporation, other than (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than sixty percent (60%) of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than forty percent (40%) of the combined voting power of our Company’s then outstanding securities;

•	approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•	any other transaction that our Board of Directors designates as being a Change in Control. On March 3, 2010, the Board modified the Change in Control Policy and the form of Executive Change-in-Control Severance Agreement to prospectively remove Board discretion on designating transactions as a change-in-control. This new policy is included in the Executive Change-in-Control Severance Agreement executed by Mr. Martin.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change in control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new location in excess of 50 miles from the executive’s principal office immediately prior to the Change in Control; (4) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (5) any material breach of the Executive Change-in-Control Severance Agreement by our Company.

Summary Data Charts

Except as otherwise indicated with respect to Mr. Osborne, the following tables illustrate the potential payments and benefits received by our named executive officers under various employment termination events. The assumptions used in preparation of these tables are consistent with the payments and benefits described above in the various post-employment scenarios, and as stated below.

General assumptions

•	Date of termination was December 31, 2010.

•	A value of $6.86 per share was used as the value of our common stock consistent with the closing price of our common stock on December 31, 2010.

•	Executives are assumed to be subject to a 35% federal tax rate, a 5% state tax rate and a 1.45% FICA tax rate.

•	With respect to performance-based restricted stock units, where the number of shares paid out is contingent on certain performance metrics and continued employment, such units have been valued based on a prorated portion of the target number of shares awarded in 2008, 2009 and 2010.

Dennis J. Martin

The following table illustrates the potential payments and benefits received by Mr. Martin under various employment termination events:

Potential Post-Employment Payments
President and Chief Executive Officer — Dennis J. Martin

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					Without
	Termination					Cause or
	with Good				Change in Control	with Good
	Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$1,300,000	$—	$—	$—	$—	$3,900,000

Pro-Rata Bonus	$650,000	$—	$—	$—	$—	$650,000

Stock Options	$—	$133,586	$133,586	$—	$133,586	$133,586

Restricted Stock	$—	$213,181	$213,181	$213,181	$213,181	$213,181

Performance Shares	$—	$—	$—	$—	$—	$—

Life Insurance	$1,989	$—	$—	$—	$—	$1,989

Medical Benefits	$11,940	$—	$—	$—	$—	$23,880

Dental Benefits	$668	$—	$—	$—	$—	$668

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—

Other	$—	$—	$—	$—	$—	$—

Total	$1,964,597	$346,767	$346,767	$213,181	$346,767	$4,923,304

William H. Osborne

Effective October 29, 2010, Mr. Osborne resigned as President and Chief Executive Officer. The following table illustrates the payments and benefits to which Mr. Osborne is due in connection with his departure from our Company on October 29, 2010 pursuant to an agreement with our Company. In consideration of the payment and benefits received by Mr. Osborne regarding his termination of employment, Mr. Osborne signed a general release with respect to his employment with and separation from employment with our Company, and agreed not to compete with our Company for a period of 18 months or to solicit Company employees for such period. Additionally, Mr. Osborne waived any rights to receive any future severance pay under any severance/separation plan, policy or program maintained by our Company. Mr. Osborne had until January 29, 2011 to exercise previously vested stock options. Unvested stock options totaling 244,837, restricted stock awards totaling 84,811, and 79,643 performance-based restricted stock units were forfeited. See the section titled “Additional Information about the

Compensation Paid to the Named Executive Officers” on page 37 of this proxy statement for a description of the payment terms of the amounts due Mr. Osborne.

Post-Employment Payments
Former President and Chief Executive Officer — William H. Osborne

Severance
Type of Payment	($)
Cash Severance	$1,886,676

Continuation of Health & Dental Benefits	$28,628

Automobile Allowance	$13,800

Outplacement Services	$50,000

Total	$1,979,104

William G. Barker, III

The following table illustrates the potential payments and benefits received by Mr. Barker under various employment termination events:

Potential Post-Employment Payments
Senior Vice President and Chief Financial Officer — William G. Barker, III

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					without
	Termination					Cause or
	with				Change in Control	with Good
	Good Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$532,960	$—	$—	$—	$—	$1,598,880

Pro-Rata Bonus	$199,860	$—	$—	$—	$—	$199,860

Stock Options	$—	$5,328	$5,328	$5,328	$5,328	$5,328

Restricted Stock	$—	$141,028	$141,028	$—	$141,028	$141,028

Performance Shares	$—	$49,458	$49,458	$49,458	$49,458	$49,458

Life Insurance	$1,019	$—	$—	$—	$—	$1,019

Medical Benefits	$25,277	$—	$—	$—	$—	$50,554

Dental Benefits	$957	$—	$—	$—	$—	$957

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$831,885

Other	$—	$—	$—	$—	$—	$—

Total	$760,073	$195,814	$195,814	$54,786	$195,814	$2,878,969

David E. Janek

The following table illustrates the potential payments and benefits received by Mr. Janek under various employment termination events:

Potential Post-Employment Payments
President, Safety and Security Systems Group — David E. Janek

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					Without
	Termination					Cause or
	with				Change in Control	with Good
	Good Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$400,000	$—	$—	$—	$—	$1,200,000

Pro-Rata Bonus	$150,000	$—	$—	$—	$—	$150,000

Stock Options	$—	$3,258	$3,258	$3,258	$3,258	$3,258

Restricted Stock	$—	$118,266	$118,266	$—	$118,266	$118,266

Performance Shares	$—	$10,122	$10,122	$10,122	$10,122	$10,122

Life Insurance	$765	$—	$—	$—	$—	$765

Medical Benefits	$11,940	$—	$—	$—	$—	$23,880

Dental Benefits	$957	$—	$—	$—	$—	$957

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—

Other	$—	$—	$—	$—	$—	$—

Total	$563,662	$131,646	$131,646	$13,380	$131,646	$1,507,248

Jennifer L. Sherman

The following table illustrates the potential payments and benefits received by Ms. Sherman under various employment termination events:

Potential Post-Employment Payments
Senior Vice President, Chief Administrative Officer and General Counsel — Jennifer L. Sherman

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					without
	Termination					Cause or
	with				Change in Control	with Good
	Good Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$503,750	$—	$—	$—	$—	$1,511,250

Pro-Rata Bonus	$178,750	$—	$—	$—	$—	$178,750

Stock Options	$—	$2,898	$2,898	$2,898	$2,898	$2,898

Restricted Stock	$—	$189,508	$189,508	$—	$189,508	$189,508

Performance Shares	$—	$33,282	$33,282	$33,282	$33,282	$33,282

Life Insurance	$995	$—	$—	$—	$—	$995

Medical Benefits	$25,277	$—	$—	$—	$—	$50,554

Dental Benefits	$957	$—	$—	$—	$—	$957

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$742,448

Other	$—	$—	$—	$—	$—	$—

Total	$709,729	$225,688	$225,688	$36,180	$225,688	$2,710,642

Mark D. Weber

The following table illustrates the potential payments and benefits received by Mr. Weber under various employment termination events:

Potential Post-Employment Payments
President, Environmental Solutions Group — Mark D. Weber

	Involuntary					Change in
	Termination					Control and
	without Cause or					Termination
	Voluntary					Without
	Termination					Cause or
	with				Change in Control	with Good
	Good Reason				Only	Reason
Type of Payment	($)	Death($)	Disability($)	Retirement($)	($)	($)
Severance Compensation	$501,414	$—	$—	$—	$—	$1,504,242

Pro-Rata Bonus	$188,030	$—	$—	$—	$—	$188,030

Stock Options	$—	$4,950	$4,950	$4,950	$4,950	$4,950

Restricted Stock	$—	$168,097	$168,097	$—	$168,097	$168,097

Performance Shares	$—	$45,511	$45,511	$45,511	$45,511	$45,511

Life Insurance	$959	$—	$—	$—	$—	$959

Medical Benefits	$25,277	$—	$—	$—	$—	$50,554

Dental Benefits	$957	$—	$—	$—	$—	$957

Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$691,106

Other	$—	$—	$—	$—	$—	$—

Total	$716,637	$218,558	$218,558	$50,461	$218,558	$2,654,406

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is currently comprised of three directors, none of whom are officers or employees. All members are “independent” under rules adopted by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Board of Directors has adopted a charter for the Audit Committee, which is available on our website: http://www.federalsignal.com.

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.

The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board Communicating with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee annually pre-approves types of services and fees. The Audit Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.

The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

CHARLES R. CAMPBELL, CHAIRMAN

RICHARD R. MUDGE	DOMINIC A. ROMEO

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

ACCOUNTING FEES

Our Board of Directors selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2010.

Ernst & Young LLP fees for 2010 and 2009 were:

($s in thousands)	2010	2009

Audit Fees(1)	$1,797	$1,686
Audit-Related Fees(2)	$98	—
Tax Fees(3)	$38	$172
All Other Fees(4)	$—	$—

Total	$1,933	$1,858

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of our system of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firm during 2010 were pre-approved by the Audit Committee.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section (“CD&A”), compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the Securities and Exchange Commission regulation that sets forth what companies must include in their CD&A and compensation tables. The Compensation and Benefits Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

As discussed in the CD&A, our Compensation and Benefits Committee, with assistance from an independent compensation consultant, has adopted an executive compensation system that is designed to drive and reinforce our business goals and strategies for success in the marketplace and to enable growth. A key component of this executive compensation system is a financial performance-based philosophy which includes individual objectives designed to develop an efficient culture that emphasizes entrepreneurship, innovation, teamwork, creativity, and rewards employees who think and act like owners. This philosophy also encourages collaboration and the maximization of long-term stockholder value, which in turn supports the attraction, motivation, and retention of the best global talent. Our Compensation and Benefits Committee will continue to emphasize responsible compensation arrangements designed to align compensation with business performance and attract, motivate and retain executive talent required to achieve our corporate objectives.

You have the opportunity to vote “FOR,” “AGAINST” or “ABSTAIN” on the following advisory resolution relating to compensation of our named executive officers:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

In deciding how to vote on this proposal, you are encouraged to consider the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the CD&A section of this proxy statement, as well as the following items:

•	We believe in pay-for-performance. In 2008, we adopted a long-term incentive program intended to align each executive’s goals with the intermediate and long-term goals of our stockholders through the grant of stock options to purchase shares of our common stock, restricted stock awards and performance-based restricted stock units. For 2011, with respect to annual equity awards for our executive officers, we further bolstered this pay-for-performance philosophy when we restructured the long-term incentive program to eliminate time-based restricted stock, limiting the design to only options to purchase shares of our common stock and performance-based restricted stock units. The result is that for 2011, annual awards under our long-term incentive program are 100% performance based for our executive officers. All annual equity awards to be granted in 2011 to our executive officers will only have value if our stock price appreciates.

•	Our pay-for-performance philosophy is evident in the composition of our executive officer’s compensation. As shown below, equity compensation makes up a large portion (between 30.7% and 69.7%) of total compensation for the named executive officers who are currently serving our Company.

			Percentage of 2010 Total
Named Executive	2010 Equity	2010 Total	Compensation
Officer(1)	Compensation	Compensation	Attributable to Equity

Dennis J. Martin	$334,992	$480,888	69.7	%(2)
William G. Barker, III	$272,778	$702,567	38.8%
David E. Janek	$227,314	$605,473	37.5%
Jennifer L. Sherman	$295,695	$771,512	38.3%
Mark D. Weber	$250,232	$814,388	30.7%

(1)	Excludes Mr. Osborne who resigned as an executive officer of our Company effective October 29, 2010.

(2)	Mr. Martin’s percentage of 2010 total compensation attributable to equity is higher than the other named executive officers as a result of the equity awards granted to Mr. Martin in connection with his appointment as our President and Chief Executive Officer effective October 30, 2010.

•	In 2008, we transitioned our annual cash incentive program from the Economic Value incentive program to the Short-Term Incentive Bonus Plan (the “STIP”). We determine bonuses under the STIP based upon the achievement of both financial measures, which consist of earnings and cash flow, and individual objectives. This allows us to reward individual performance objectives and behaviors while still tying the majority of the incentive to our Company’s financial performance. The Compensation and Benefits Committee must approve all awards to named executive officers under the STIP. Further, the Compensation and Benefits Committee can use its discretion to reduce award amounts to executive officers.

•	In 2009, we modified the STIP to require an improvement in primary working capital as a threshold barrier in order for any business group to be eligible for the bonus payout.

•	Based on our Company’s disappointing 2009 stock performance and consistent with our objective to generally align management compensation with stockholder returns, the Compensation and Benefits Committee exercised its discretion in March 2010 to reduce the 2009 Short-Term Incentive Bonus Plan performance payouts for our executive officers by 30%.

•	Consistent with our pay for performance philosophy, and in light of the poor financial results achieved at the Company level, none of our named executive officers will receive bonus payments based on Company financial performance for 2010. In keeping with our goal of rewarding Business Unit achievement, Messrs. Janek and Weber each received a financially-based bonus reflecting the solid performances by the business segments for which they serve as Presidents.

•	Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our executive officers are targeted at or below the 50th percentile of competitive market data.

•	With the assistance of our compensation consultant, the Compensation and Benefits Committee adopted a new peer group in October 2009 to account for the technology business within our Company, and to align our revenue scope more appropriately.

•	Our pay practices are friendly to stockholders. For example:

•	We recently modified, on a prospective basis, our Change-in-Control Policy and the form of our Executive Change-in-Control Severance Agreement to remove Board discretion to designate a transaction as a change in control.

•	We recently modified our 2005 Executive Incentive Plan to: (i) eliminate net share counting for stock settlement of stock appreciation rights, for the stock payment of exercise price of an option and for shares withheld by or otherwise remitted to us to satisfy tax withholding liability; (ii) require that full value awards be counted as the equivalent of 1.51 shares; and (ii) allow only shares subject to awards that expired, are cancelled or forfeited or are settled in cash to be available for re-issuance under the plan. In connection with this modification, we also committed to an average “burn rate” for 2010 through 2012 of no more than 2.73%. This “burn rate” is calculated as (i) the total number of equity awards granted in shares in a year divided by (ii) the number of common shares outstanding at the end of that year.

•	Over the years, we have reduced the perquisites available to our executive officers and those that we do provide are not typically considered unfriendly to stockholders. For example, we adopted a prospective policy in 2009 that prohibits any tax gross-up payments except for such gross-ups provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Messrs. Martin and Janek, two of our named executive officers, are not entitled to any tax gross-up payments.

•	Unless approved by our stockholders and including our arrangements with Messrs. Martin and Janek, since February 2009, we have limited severance payments for named executive officers to an amount not exceeding 2.99 times the sum of: (i) the named executive officer’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the named executive officer’s current target bonus, or the highest annual bonus awarded to the named executive officer in any of the three years preceding the year of termination.

•	Payments under the STIP are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a named executive officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such named executive officer, taking into account the restated financial results or otherwise corrected performance results.

•	Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary. Until the target ownership is met, our executive officers ability to sell shares of our common stock is limited. Additionally, in February 2011, the policy was revised to require that after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Compensation and Benefits Committee apprised of developments and best practices.

For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with our stockholders.

This vote is not intended to address a specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices as described in this proxy statement. The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

We are seeking a vote, on an advisory basis, from our stockholders as to whether the advisory vote on executive compensation should occur every one, two or three years.

After careful consideration of this agenda item, the Board has determined that an annual advisory vote on executive compensation is most appropriate for the Company at this time and demonstrates our commitment to good corporate governance.

While the results of voting on this item are advisory, the Board values the opinions of our stockholders and will take the results of the vote into account when determining the frequency of an advisory vote on executive compensation. The alternative (one, two or three years) that receives the greatest number of votes will be considered by the Nominating and Governance Committee and the Board as our stockholders advice on the frequency issue.

You may cast your vote by specifying one of following four options on the accompanying proxy card: “1 year,” “2 years,” “3 years” or “Abstain.” You are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors recommends stockholders vote “1 YEAR” on the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

Our Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. A resolution will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2010. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and to respond to any questions that you may have. The appointment of the independent accountants is approved annually by the Audit Committee.

The affirmative vote of a majority of the shares of our common stock cast at the Annual Meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of
	Securities to be
	Issued upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding	Outstanding	Future Issuance under
	Options, Warrants	Options, Warrants	Equity Compensation
Plan Category	and Rights (#)	and Rights ($)	Plans (#)

Equity Compensation Plans Approved by Security Holders(1)
1996 Stock Benefit Plan(2)	418,375	$18.36	0
2005 Executive Incentive Compensation Plan (2010 Restatement)(3)	2,155,124	$7.58	4,722,021

Total	2,573,499	$9.33	4,722,021

(1)	Our Company has no equity compensation plans which have not been approved by stockholders.

(2)	No additional awards were available for grant under this plan after April 17, 2006.

(3)	“Full value” awards, which include restricted stock awards and performance-based restricted stock units, count as 1.51 shares against the remaining available shares for future issuance under this plan.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2012 Annual Meeting of Stockholders, we must receive any stockholder proposals on or before November 26, 2011.

Our By-Laws provide that, in order for other business to be considered at the 2012 Annual Meeting, we must receive information relating to such other business by January 27, 2012, but not before December 28, 2011, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Our By-Laws also contain specific requirements that must be complied with by stockholders who wish to present proposals. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices, Attn: Corporate Secretary. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2012 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under “Committees of the Board of Directors — Nominating and Governance Committee.”

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting such proxy cards.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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	CONTROL # à 000000000000
NAME

THE COMPANY NAME INC. – COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. – CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. – 401 K		123,456,789,012.12345

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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	William F. Owens 02 Charles R. Campbell 03 Paul W. Jones 04 Dennis J. Martin					05 Brenda L. Reichelderfer

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Advisory resolution relating to our executive compensation	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:		3 years	2 years	1 year	Abstain

3	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4	Ratify Ernst & Young LLP’S appointment as our independent registered public accounting firm for 2011	☐	☐	☐

NOTE: This proxy also may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s)or postponement (s)thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Proxy Statement is/are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.
The undersigned having received the notice of the 2011 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Jennifer L. Sherman and Lana J. Noel, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1; (b) “FOR” Proposals 2 and 4, as applicable; and (c) “1 YEAR” with regard to Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.
This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan 091973 (the “Plan”). If you hold shares in the Plan, this proxy, when properly executed, will be voted as directed. If voting instructions are not received by the tabulator by 11:59 PM on April 20, 2011, you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.
Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)